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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 17, 2015

        NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders (the "Annual Meeting") of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on Wednesday, June 17, 2015, at 10 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103 for the following purposes:

  1.
  To elect two Class I directors to serve until the 2018 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

  2.
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year;

  3.
  To hold an advisory vote to approve the compensation paid to the Company's named executive officers; and

  4.
  To consider and transact such other business as may properly come before the Annual Meeting.

        Only shareholders of record at the close of business on April 17, 2015 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

        On April 28, 2015, we began mailing to certain shareholders a Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders to be held on June 17, 2015 (the "Notice") containing instructions on how to access this proxy statement and our annual report and how to vote online. The notice of annual meeting, proxy statement and annual report are available at www.proxyvote.com.

        All shareholders are cordially invited to attend the Annual Meeting in person. We look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,
Carl Sottosanti Senior Vice President, General Counsel and Secretary

Wyomissing, Pennsylvania
April 28, 2015

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

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Page
OTHER MATTERS	62
Section 16(a) Beneficial Ownership Reporting Compliance	62
Advance Notice Provision	62
Shareholder Proposals	62
Householding of Proxy Materials	62

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Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 17, 2015

        Penn National Gaming, Inc. (the "Company" or "PENN") first made these materials available to shareholders on or about April 28, 2015 on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for the Company's 2015 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 17, 2015 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. This solicitation is being made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board").

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

        In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this Proxy Statement and our 2014 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting (the "Notice"), which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of shareholders.

Who is entitled to vote at the Annual Meeting?

        The Board of Directors has set the close of business on April 17, 2015 as the record date (the "Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 79,717,554 shares of the Company's common stock were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

        You have one vote for each share of common stock you owned as of the Record Date for the Annual Meeting.

Do shareholders have cumulative voting rights with respect to the election of directors?

        No, shareholders do not have cumulative voting rights with respect to the election of directors.

What am I voting on and what votes are required?

        Assuming a quorum is present, the following votes will be required for approval:

Proposal	Matter	Vote Required
Proposal 1	Election of Class I Directors	The two nominees for director receiving the highest number of votes cast will be elected
Proposal 2	Ratification of selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year	Majority of votes cast
Proposal 3	Advisory vote to approve the compensation paid to the Company's named executive officers	Majority of votes cast

        For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions, "withhold" votes and broker non-votes are not considered "cast" but are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Will any other matter be voted on?

        As of the date of this Proxy Statement, we know of no matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of the shareholders, the appointed proxies may use their discretion to vote on any such matters.

What constitutes a quorum?

        In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by valid proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        If your shares are registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust ("Continental"), you are considered a "registered shareholder" and are considered, with respect to those shares, the "shareholder of record." If you are a shareholder of record, the Notice or proxy materials were sent to you directly by the Company, and you may vote by any of the methods described below under "How do I vote?".

        If your shares are registered in the name of a stock brokerage account or by a broker, bank, or other nominee on your behalf (referred to as being held in "street name"), you are considered a "beneficial owner" of shares held in street name, and the broker, bank, or other nominee forwarded the Notice and, if you requested them, the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee holding your shares how to vote and you are also invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

How do I vote?

        If you are a registered shareholder, there are four different ways you can vote:

  1.
  By Internet—You can vote via the Internet at www.proxyvote.com by following the instructions provided on the Notice or your proxy card (you will need the Control Number from the Notice or proxy card you received);

  2.
  By Telephone—You can vote by telephone by calling the toll-free telephone number indicated on your proxy card or voting instruction card (you will need the Control Number from the Notice or proxy card you received);

  3.
  By Mail—If you received your proxy materials by mail, you can vote by signing, dating and returning the accompanying proxy card in the envelope provided; or

  4.
  In Person—You can vote in person by written ballot at the Annual Meeting.

        When your proxy is properly submitted, your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies will vote your shares FOR the nominees in Proposal 1 and FOR Proposals 2 and 3. If your shares are owned in joint names, all joint owners must vote by the same method, and if joint owners vote by mail, all of the joint owners must sign the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern time on June 16, 2015.

        If you are a beneficial owner of shares held in street name, your brokerage firm is the registered shareholder of your shares but is required to vote your shares in accordance with your instructions. In order to do so, you will need to follow the instructions for voting provided by your broker.

What is the effect of giving a proxy?

        Proxies are solicited by and on behalf of our Board of Directors, and the persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What are broker non-votes?

        A broker non-vote occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner is prohibited from exercising discretionary voting authority for a beneficial owner who has not provided voting instructions. Brokers, banks, and other nominees may vote without instruction only on "routine" proposals. On "non-routine" proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called "broker non-votes." Proposal 2, the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm, is the only routine proposal on the ballot for the Annual Meeting. All other proposals are non-routine. If you hold your shares with a broker, bank, or other nominee, they will not be voted on non-routine proposals unless you give voting instructions to such nominee.

May I change my vote?

        You may revoke your proxy and change your vote at any time before the voting deadline for the Annual Meeting. After your initial vote, you may vote again on a later date any time prior to the Annual Meeting via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the voting deadline for the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name by a broker, bank, or other nominee, you must contact that nominee to change your vote.

What are the voting recommendations of the Board of Directors?

        Our Board of Directors recommends that you vote your shares as follows:

Proposal	Matter	Board Recommendation
Proposal 1	Election of Class I Directors	FOR EACH OF THE NOMINEES
Proposal 2	Ratification of selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year	FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
Proposal 3	Advisory vote to approve the compensation paid to the Company's named executive officers	FOR THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

May I attend the meeting?

        All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the Annual Meeting. Shareholders who plan to attend the meeting may be required to present valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker's statement showing that you beneficially owned shares of the Company on the Record Date, or a legal proxy from your broker, bank, or other nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). Shareholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

Who will bear the costs of this solicitation and how will proxies be solicited?

        The Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $15,000, plus reimbursement for out-of-pocket expenses. The Company will bear the cost of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, telecopy or via the Internet.

What is the Company's Internet address?

        The Company's Internet address is www.pngaming.com. The Company's filings with the SEC are available free of charge via the "Investors" link at this website (click on the "SEC Filings" link), and may also be found at the SEC's website, www.sec.gov.

Where can I find the voting results of the Annual Meeting?

        We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

GOVERNANCE OF THE COMPANY

Board of Directors

Overview

        The Company is a growth-oriented, publicly traded, multi-jurisdictional gaming and racing company that has consistently generated attractive returns for its shareholders through both a variety of transactions and prudent capital investment, including the development of new facilities, the expansion of existing facilities and the strategic acquisition of existing gaming and racing properties. The Company deploys disciplined operating strategies by managing existing properties with a focus on maximizing profitability and free cash flow, while at the same time endeavoring to deliver outstanding gaming and entertainment experiences for customers. The Company operates in a highly specialized and rigorously regulated industry, which demands a high level of integrity and an unusually high level of transparency and accountability in all key aspects of its operations, its management team and its Board of Directors.

        Over time, the Company has demonstrated a commitment to pursuing innovative transactions to create additional value for shareholders. Most significantly, on November 1, 2013, the Company completed its almost three year project of separating its gaming operating assets from its real property assets by creating a separate, newly formed, publicly traded real estate investment trust, known as Gaming and Leisure Properties, Inc. ("GLPI"), through a tax free spin-off (the "Spin-Off"). In connection with the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. From the announcement of the Spin-Off on November 15, 2012 until its completion on November 1, 2013, the Company's share price increased by 56.8%, which exceeded the performance of leading stock indices over this time period, including the Dow Jones Industrial Average, the S&P 500 and the Russell 3000 index. Notably, the Spin-Off created the first real estate investment trust in the gaming industry and resulted in significant shareholder value, all in the face of ongoing challenges in the regional gaming industry, including a slow consumer recovery and saturation in certain regions. Furthermore, the Spin-Off has served as a catalyst for the entire gaming industry, with many of our peers, including Caesars Entertainment Corporation, MGM Resorts International, Boyd Gaming Corporation and Pinnacle Entertainment, Inc. linked to proposals or discussions to complete their own real estate spin-off transactions.

        In presiding over and approving the Spin-Off, the Board determined that the complex and novel transaction was likely to bring meaningful benefits to the Company's stakeholders by unlocking the value of the Company's real estate assets, creating a vehicle for efficiently returning capital to shareholders, gaining access to capital at lower blended costs and creating two well capitalized company platforms poised for sustained long-term growth in distinct industries led by disciplined, market tested management teams. We believe that this assessment (and ultimate implementation) by the Board and senior management has proven to be accurate. For example, GLPI made total dividend payments to its shareholders of $14.32 per share over the course of 2014, including a one-time cash and stock dividend of $11.84 related to its Earnings and Profits purge made in connection with its election to be taxed as a real estate investment trust (the "Purge").

        At the same time, throughout 2014 the Company has strengthened its standing as a top regional gaming operator following the Spin-Off, by its active pursuit of development projects and acquisitions and by its operational performance. For instance, the Company (without any involvement by GLPI) was awarded the Category 2 (slots) license in Plainville, Massachusetts in February 2014 following a competitive bidding process. Soon thereafter, the Massachusetts Supreme Judicial Court issued a decision permitting a state-wide referendum in November that would have repealed the 2011 legislation authorizing gaming in Massachusetts. Notwithstanding this serious obstacle, the Company and the Board took a judicious risk by proceeding with construction on the gaming facility during the pending referendum, while engaging in a vigorous voter education campaign to defend its investment in Massachusetts. The Company's measured approach to risk was rewarded when voters overwhelmingly voted to retain the 2011 gaming legislation. Consequently, the facility is slated to open in June 2015, and we expect it to operate as the sole gaming facility in the entire Commonwealth of Massachusetts for several years.

        During 2014, the Company also completed the successful relocation and construction of two new racetrack and video lottery terminal ("VLT") facilities, in Austintown and Dayton, Ohio, both of which were completed on time and on budget. These two opportunities in Ohio were a consequence of the Company's diligent involvement in the state since 2006 and, more specifically, the initiative to amend the Ohio Constitution (adopted on November 3, 2009), which led to the development and opening of two new casinos in Toledo and Columbus in 2012. That constitutional amendment also led to the legalization of VLTs at all of the racing facilities in the state, and the Company spent well over a year negotiating with the State of Ohio regarding the location and economics of its two additional gaming facilities. The Company also completed its hotel construction project at Zia Park in New Mexico during 2014. In addition, the Company continued to develop its planned Hollywood Casino-branded facility on the Jamul Indian Village's land in trust (near San Diego, California), which the Company is currently financing and will manage, and brand upon opening. That opening is expected to occur in mid-2016. We expect these projects to be meaningful value creators for our shareholders. One of the key benefits of the Spin-Off is that, although the Company's earnings are lower as a result of its rent obligations, development projects such as those in Massachusetts and California (which are not subject to the master lease with GLPI) are expected to have a positive impact to the Company, as evidenced by the 17.5% increase in our stock price since the Spin-Off (as of March 31, 2015). In 2014, the Company also began to lay the groundwork for its internet gaming initiative, anticipating that the Company's strong brand and national footprint will prove valuable in this relatively new space.

        Looking back over time, the Board and the Company have consistently been open to concepts that tangibly enhance shareholder value. In 2007, for instance, the Company entered into an agreement to sell the Company to several private equity investment firms that, if consummated as planned, would have resulted in the payment of a significant premium to shareholders. In 2008, in connection with the termination of that agreement due to the credit crisis, the Company obtained a settlement resulting in over $1.4 billion of capital that the Company utilized for future investment (such as its developments in Ohio and Kansas). Further, since that time, the Company has repurchased over 13.4 million shares of its common stock and common share equivalents. This series of transactions reflects both the Company's intense focus on maximizing shareholder value, as well as its ability to respond nimbly and creatively to changes in the market and new opportunities.

        The Board believes that its structure and composition have been important elements of the Company's development activity, growth and success in regional gaming markets over the years. The Board is comprised of individuals who each bring unique talents and perspectives to their service on the Board and, as a group, strike a balance between those who have a proven track record of effectively working together to responsibly oversee management's operation of the Company and those who bring fresh perspective and insight to the Board. In fact, over the last two years, the Company has added three talented new directors and looks forward to the long term benefits of their diversity of experience and views.

        In furtherance of the Company's objective to maximize shareholder value, the Board strives to maintain a governance environment where (i) entrepreneurship and appropriate risk taking are encouraged, with a focus on both long- and short-term value creation, (ii) shareholder perspectives are understood and long term relationships with shareholders are fostered through frequent, candid and comprehensive disclosure to the Company's shareholders and the investment community, (iii) integrity and accountability are integrated into the Company's operations and (iv) the Company is able to continuously attract, develop and retain the best possible executive talent to manage the Company's operations. The Board continuously evaluates the governance environment to enable the Company to respond appropriately to changes, practices and market conditions, as well as suggestions from our shareholders and other stakeholders, in a manner that we believe will protect and promote the Company's long-term record of growing shareholder value.

Composition and Independence

        The Company's Board of Directors currently consists of eight members: Peter M. Carlino, Harold Cramer, David A. Handler, John M. Jacquemin, Ronald J. Naples, Barbara Shattuck Kohn, Jane Scaccetti and Timothy J. Wilmott. Mr. Wilmott was appointed to the Board on September 16, 2014, after the Board made the determination that his insight into the day-to-day operational and strategic initiatives of the Company would be valuable to its decision making process. Ms. Scaccetti was appointed to the Board on April 13, 2015, following a determination by the Board that her strong business and accounting background would be ideally suited for service on the Board and, in particular, on the Audit Committee. The Board believes it is appropriately sized to carry out its responsibilities. With eight directors, the Board is small enough to stimulate individual engagement and involvement and to allow each of its members to communicate frequently with management and each other. In addition, this size remains small enough to permit meetings to be conducted on short notice, to better facilitate the Company's timely consideration of potential opportunities and challenges as they arise. This is especially critical to support the Company's efforts to strategically acquire or develop new gaming and racing properties and to unlock shareholder value through innovative transactions, all of which may involve complex and unforeseen issues that arise on short notice and require collaboration and prompt decision making. At the same time, the Board believes that it is large enough to encourage diverse viewpoints and better collaborative decision making. The collective membership of the Board has a strong background in capital markets, accounting, legal and governmental affairs, as well as long-term experience with the Company's operations in a highly regulated industry. The Board believes that its composition is optimized to support and oversee the Company's business and strategy.

        The Board has determined that all of the directors, other than Mr. Carlino and Mr. Wilmott, are independent under the current Listing Rules of the NASDAQ Stock Market (the "NASDAQ Rules"). Mr. Carlino does not currently meet these independence requirements, in part, due to his previous role as Chief Executive Officer of the Company, a position he relinquished in 2013 in connection with the Spin-Off.

Board Leadership

        Since the time of the Company's initial public offering in 1994 until the Spin-Off in 2013, Mr. Carlino served as both the Company's Chief Executive Officer and Chairman of the Board. In connection with the Spin-Off, Mr. Wilmott became Chief Executive Officer of the Company (and subsequently joined the Board on September 16, 2014), and Mr. Carlino retained his position as the Company's Chairman of the Board and became Chairman of the Board and Chief Executive Officer of GLPI. David A. Handler also joined the board of directors of GLPI in connection with the Spin-Off, while retaining his position on the Board. The Board believes there are appropriate policies and procedures in place to address any actual or perceived conflicts of interest relating to the two "overlapping" directors and that those procedures have worked well in the year and a half since the Spin-Off.

        The Board believes that Mr. Carlino is best suited to serve as Chairman of the Board because of his proven track record of generating shareholder value for the Company. This impressive record has been based on his vision for the Company and his talent for successfully identifying and capitalizing on opportunities in the gaming and racing industry, as well as his significant role in recruiting and developing talented executives to manage the Company. Moreover, the Board believes that

Mr. Carlino's substantial beneficial ownership of the Company's equity strongly aligns his interests with the interests of shareholders.

        The roles of the Chairman of the Board and Chief Executive Officer were split at the time of the Spin-Off. Our Chief Executive Officer is responsible for the general management and operation of the business, providing guidance and oversight of senior management and setting the strategic direction of the Company. The Chairman of our Board monitors the content, quality and timeliness of information sent to our Board and is available for consultation with our Board regarding oversight of our business affairs. The Board believes that the decision to separate the roles of Chairman of the Board and Chief Executive Officer has been beneficial, both with regards to corporate governance and operational execution.

        The Board also believes that it has meaningful structural mechanisms for effective independent oversight of management's accountability. Six of the eight members of the Board are independent directors and only independent directors serve on each of the Board's committees (as well as two non-director members of the Compliance Committee, as described below). The independent directors typically meet several times per year in executive session. Both the Audit Committee and the Compliance Committee have ample internal staff and outside resources to assist them in carrying out their responsibilities. The Company maintains a 36 person internal audit staff overseen by the Company's Vice President, Internal Audit, who provides reports to the Audit Committee, and a 34 person compliance staff overseen by the Company's Vice President of Regulatory Affairs and Chief Compliance Officer (the "Chief Compliance Officer"), who provides frequent reports to the Compliance Committee. Additionally, the Company retained two non-director members to serve on its Compliance Committee: Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, serves as the Chairman of the Compliance Committee, and Thomas N. Auriemma, the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey, serves as a non-director member.

Risk Oversight

        The Board of Directors does not view risk in isolation and recognizes that a prudent level of risk-taking is an essential element of the Company's operating and growth strategy. As such, the Board takes an active role in the oversight of risks that potentially impact the Company (ranging from cyber security, economic, political and a host of others) and the management team is charged with managing those risks. In fact, the Company is currently in the process of completing a comprehensive internal enterprise risk management study. The purpose of this study is to help the Board and the Company better understand, quantify, mitigate and manage the various risks the Company faces across the enterprise that could obstruct the Company from executing its corporate strategy and achieving its goals. In addition, members of management attend all meetings of the Board, and the Board and management work closely to ensure that awareness of salient risks are integrated into the Company's operations. In fulfilling its objective, many of the direct oversight functions of the Board are performed by the Board's committees with support from both ample internal resources as well as independent outside advisors. For example, the Audit Committee receives frequent reports directly from the Company's Vice President, Internal Audit, the Chief Financial Officer, the General Counsel, the Chief Operating Officer and the Chief Compliance Officer. The Audit Committee also has express authority to direct the Company's internal audit staff. Additionally, the Company's independent registered public accounting firm, Ernst & Young LLP, provides support through its annual audit and quarterly reviews of the Company's financial statements. The Compliance Committee is structured in the same manner relative to the Chief Compliance Officer and the Company's compliance staff and also has regular access to the Company's senior management team. A discussion of the risk assessment process undertaken by the Compensation Committee is described on page 33 of this Proxy Statement.

        Further, the Board has adopted a Code of Business Conduct (the "Code of Conduct") reflecting a variety of best practices, which is applicable to all directors and employees of the Company, including the Company's principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, which is updated periodically, is designed to, among other things, deter wrongdoing, address potential conflicts of interest and promote ethical conduct, full and accurate reporting in the Company's filings with the SEC and compliance with applicable laws. The Code of Conduct also provides a 24-hour hotline that any employee, customer or third party can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. These reports are promptly investigated and receive the highest level of management attention, with particular focus from the Chief Compliance Officer and the Vice President, Internal Audit, as appropriate. Subsequently, senior management provides investigation summaries to the Compliance Committee and the Audit Committee. A copy of the current Code of Conduct is available on the Company's website at www.pngaming.com/About.

        The Board has also adopted Corporate Governance Guidelines (the "Corporate Governance Guidelines") that set forth the Company's policies and procedures relating to corporate governance. These Corporate Governance Guidelines are intended to provide a structure within which our Board and management can effectively pursue the Company's objectives for the benefit of its shareholders and other constituencies. The Corporate Governance Guidelines include policies and procedures relating to, among other items, the role, structure and composition of the Board, Board procedures and leadership, risk oversight, use of outside consultants and conflicts of interest, including actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. A copy of the current Corporate Governance Guidelines is available on the Company's website at www.pngaming.com/About.

        In addition to the above, the Company has adopted numerous other policies and procedures addressing the Company's operations and corporate governance, including stock ownership guidelines, an executive compensation clawback policy, a corporate signature authority policy and a compliance and reporting plan. The Board regularly reviews the Company's corporate governance policies and practices to evaluate their effectiveness in identifying, assessing and managing risks and to achieve compliance with the requirements of Pennsylvania law (the state in which the Company is incorporated), the NASDAQ Rules and the SEC rules and regulations, all in the context of increasing shareholder value.

2014 Board and Committee Meetings

        Each member of the Company's Board contributes a substantial amount of time and effort in connection with his or her service as Board and committee members. The Board held six formal meetings during the fiscal year ended December 31, 2014. During that same period, the Audit Committee held eight formal meetings, the Compensation Committee held three formal meetings, the Nominating and Corporate Governance Committee held two formal meetings and the Compliance Committee held five formal meetings. Further, Board members are encouraged to, and regularly do. engage in informal discussions with members of management and they are provided daily industry clips and property results as well as frequent management reports and updates.

        During the year ended December 31, 2014, each of the Company's directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member. The Company encourages directors to attend shareholder meetings. Each of the Company's directors attended the 2014 Annual Meeting of Shareholders held on June 12, 2014.

Committees of the Board

        The Board maintains four standing committees—the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee—to assist the Board in achieving its objectives. The specific duties and operation of each committee are described in more detail below. The Board has determined that each director serving on one or more Board committees is independent under the NASDAQ Rules and the applicable rules and regulations of the SEC. As of December 31, 2014, the committee structure and membership was:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance Committee
Peter M. Carlino	—	—	—	—
Harold Cramer	Member	Chair	Chair	Member
David A. Handler	—	Member	Member	—
John M. Jacquemin	Chair(1)	—	—	—
Barbara Shattuck Kohn	Member	Member	Member	—
Ronald J. Naples	—	—	—	Member
Timothy J. Wilmott	—	—	—	—

(1)
Ms. Scaccetti succeeded John M. Jacquemin as Chair of the Audit Committee following her appointment to the Board on April 13, 2015.

Audit Committee

        Jane Scaccetti (Chair), John M. Jacquemin, Harold Cramer, Barbara Shattuck Kohn are the members of the Audit Committee. Each member of the Audit Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Board has determined that each of the members of the Audit Committee meets the financial literacy requirements under the NASDAQ Rules and that both Ms. Scaccetti, the Chairman of the Audit Committee and Mr. Jacquemin, the former Chairman of the Audit Committee, are "audit committee financial experts" within the meaning of the rules and regulations of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

        The principal functions of the Audit Committee are to:

  •
  serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system;

  •
  review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors and monitor their independence; and

  •
  maintain free and open communication with and among the independent registered public accounting firm, the internal auditors, the Company's finance department, senior management and the Board of Directors.

        The Audit Committee is also responsible for reviewing and pre-approving all conflicts of interest and related party transactions involving the Board or the Company's named executive officers, including any actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention and any other matters that the Audit Committee believes should be investigated. The Audit Committee may at any time engage, at the expense of the Company, independent counsel or other advisors, as it deems necessary to carry out its duties.

Compensation Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn are the members of the Compensation Committee. Each member of the Compensation Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. Each member of the Compensation Committee is also a non-employee director, as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and the SEC rules and is available at www.pngaming.com/About.

        The Compensation Committee evaluates the annual performance of the Chief Executive Officer (the "CEO") and other executive officers and sets their annual compensation, which authority and responsibility includes:

  •
  setting salary, annual short-term incentive opportunities, long-term equity based incentives and other benefits;

  •
  monitoring industry trends and best practices with regard to executive compensation;

  •
  reviewing and approving, consistent with the compensation philosophy adopted by the Compensation Committee, any annual short-term incentive compensation plan for the CEO and other executive officers, and the related review and approval of the performance criteria, goals and objectives provided for in such plan;

  •
  reviewing executive compensation programs annually to determine whether they are properly coordinated and achieving their intended purposes;

  •
  periodically reviewing the policies for administration of the Company's executive compensation programs;

  •
  assessing the Company's management and leadership succession planning;

  •
  approving the number of incentive awards that the CEO may grant to employees other than executive officers;

  •
  recommending director compensation to the Board; and

  •
  administering and interpreting the Company's 2003 Long Term Incentive Compensation Plan and 2008 Long Term Incentive Compensation Plan, as amended (the "2008 Plan").

        The Chairman of the Compensation Committee is responsible for leadership of the Compensation Committee. The Compensation Committee may form subcommittees and delegate authority to them, as it deems appropriate. The CEO and other senior officers of the Company may attend Compensation Committee meetings at the invitation of the Compensation Committee, but they are not present for executive sessions and do not participate in any discussion of their own compensation.

        The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO's recommendations with the assistance of the Consultant (as defined below) and sets the compensation of those executive officers based on such deliberations. The

Compensation Committee holds executive sessions without management to facilitate candid discussion regarding executive performance and compensation, including establishing the CEO's compensation.

        Pursuant to the Compensation Committee's charter, the Compensation Committee is authorized to retain the services of compensation consultants or advisors to provide such advice and assistance as it deems appropriate in its sole discretion. The Compensation Committee has the sole responsibility to oversee the work of any advisors. The Compensation Committee can terminate the services of such compensation consultants and advisors and approves their fees and retention terms, which are funded by the Company. The Compensation Committee engaged an independent third party executive compensation consultant in 2014, Exequity LLP (the "Consultant"), who also served as the Company's consultant the previous two years, to provide advice and assistance to the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs and non-employee director compensation. Prior to engaging the Consultant, and at least annually during the engagement, the Compensation Committee evaluates the independence of the Consultant. This review includes receiving information regarding other services, if any, provided by the Consultant to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities. In 2014, the Compensation Committee determined that the Consultant was independent of the Company and that the retention of the Consultant by the Compensation Committee did not give rise to any conflicts of interest.

        As part of its ongoing services to the Compensation Committee, the Consultant frequently attends the Compensation Committee meetings and supports the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs by providing information related to metrics and trends in the Company's industry as well as among public companies generally. The Consultant also accumulates and summarizes market data at the request of the Compensation Committee regarding compensation of the Company's executives in comparison to its peer group and others, as appropriate. The Consultant gathers data and provides advice regarding the Company's performance relative to its peer group, the structure of annual short-term and long-term incentive compensation, the appropriateness of financial and other performance measures and the design of equity incentive plans. The Consultant reports directly to the Compensation Committee and has been authorized by it to work with certain executive officers of the Company as well as other employees in the Company's human resources, legal, and finance departments in connection with the Consultant's work for the Compensation Committee. In addition, the Consultant is encouraged to and does engage individually with each of the Compensation Committee members.

Nominating and Corporate Governance Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn are the members of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

        The Nominating and Corporate Governance Committee is responsible for:

  •
  reviewing and making recommendations on the eligibility criteria for individual Board and committee membership, including the range of skills and expertise, diversity, and independence that should be represented on the Board and its committees;

  •
  reviewing and recommending the appropriate structure, composition and size of the Board and its committees;

  •
  identifying and recommending, for the Board's selection, nominees for election to the Board; and

  •
  overseeing the Company's Corporate Governance Guidelines and other corporate governance practices, including reviewing and recommending to the Board for approval any new or revised guidelines, documents or policies that comprise the Company's corporate governance framework.

        The Nominating and Corporate Governance Committee has a long-standing practice of including on the Board a complementary mix of individuals with diverse backgrounds and skills reflective of the varied challenges facing the Company's management as it strives to continue to generate increased shareholder value. Over the last two years, the Nominating and Corporate Governance Committee has recommended, and the Board has approved, the addition of three talented new directors who are expected to bring valuable diversity of experience and views to the Board.

Compliance Committee

        Ronald J. Naples and Harold Cramer are the Board members of the Compliance Committee and Steve DuCharme and Thomas N. Auriemma are the non-director members of the Compliance Committee. The members of the Compliance Committee are individuals who, by virtue of their familiarity with law enforcement, regulated businesses, the business activities of the Company or gaming control, are sensitive to the concerns of the gaming regulation authorities and are capable of determining the existence or likelihood of a violation of a law, rule, regulation, policy or procedure applicable to the Company. Steve DuCharme, Chairman of the Committee, is a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation. Thomas N. Auriemma is the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey. The Compliance Committee operates under a written charter adopted by the Board of Directors. The Chief Compliance Officer reports to the Compliance Committee, and other executives of the Company (including the General Counsel, the Chief Operating Officer and the Vice President, Internal Audit) regularly attend meetings of the Compliance Committee, at the committee's invitation, in order to ensure the Committee has ready access to first-hand knowledge and to encourage pervasive compliance culture throughout the Company.

        The Compliance Committee was established to foster, through self-regulatory policies and procedures, compliance with applicable laws relating to the Company's gaming and racing businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that could pose a threat to the reputation and integrity of the Company's gaming and racing operations.

        The Compliance Committee is responsible for:

  •
  reviewing and assessing the adequacy of the Company's compliance policies and procedures;

  •
  reviewing and assessing the effectiveness of the Company's compliance efforts, particularly the training on and implementation of procedures;

  •
  monitoring audits and investigations conducted or overseen by the Company's compliance personnel;

  •
  monitoring administrative investigations of and disciplinary actions against the Company; and

  •
  reporting to the Board any matters of concern regarding the Company's compliance with various laws and regulations.

        In discharging its oversight role, the Compliance Committee is empowered to investigate any matter brought to its attention and may engage, at the expense of the Company, independent counsel or other advisors as it deems necessary to carry out its duties.

Director Selection Process

        The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The committee will also consider recommendations of nominees for directors by shareholders (for information relating to the nominations of directors by our shareholders, please see "Director Nominations by Shareholders" below). In addition, the committee has authority to engage a search firm to assist in the identification of director candidates, to approve the search firm fees (which are paid by the Company) and other retention terms, and to obtain advice and assistance from internal and external legal, accounting or other advisors.

        In selecting nominees for director, the committee considers a number of factors, including, but not limited to:

  •
  whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position) of a company as large or larger than the Company;

  •
  a candidate's ability to meet the suitability standards set forth in the Company's bylaws, as well as the rigorous suitability and filing requirements of the relevant regulatory agencies in each of the jurisdictions where the Company operates;

  •
  a candidate's ability to effectively represent the interests of the shareholders;

  •
  a candidate's diversity of experience and independence from management and freedom from potential conflicts of interest with the Company;

  •
  a candidate's financial literacy, including whether the candidate can meet the audit committee membership standards set forth in the NASDAQ and SEC rules;

  •
  whether a candidate is recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

  •
  a candidate's ability to work constructively with the Company's management and other directors; and

  •
  a candidate's willingness, taking into consideration the number of other boards on which the candidate serves, to dedicate sufficient time and energy to his or her board and committee duties.

        During the process of considering a potential nominee, the Nominating and Corporate Governance Committee and their Company delegates generally request extensive additional information about, and conduct interviews with, the potential nominee. The information expected to be provided includes detailed financial and personal history customarily required by the Company's gaming and racing regulators. In addition, the committee will also request that the candidate submit to an investigation overseen by the Chief Compliance Officer to evaluate whether the candidate is suitable to serve on the Board of a publicly traded, multi-jurisdictional, highly regulated gaming and racing company.

Director Nominations by Shareholders

        Shareholders who have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation may submit director nominations to the Nominating and Corporate Governance Committee for consideration. To be timely, a shareholder's notice to the Secretary must be hand-delivered to or mailed (certified or registered mail, return receipt requested) and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

        To be in proper written form, a shareholder's notice must contain with respect to each nominee: (i) all information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates; (iii) a description of all relationships, agreements, arrangements and understandings between the proposed nominee and the recommending shareholder and the beneficial owner, if any; (iv) a description of all relationships between the recommended nominee and any of the Company's competitors, customers, suppliers, labor unions or other related parties; and (v) a completed and signed questionnaire, representations, consent and agreement as required by the Company's bylaws.

        A shareholder's notice must also contain certain other information regarding the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, including: (i) the name, address and telephone number of such shareholder and the name, address and telephone number of such beneficial owner, if any; (ii) the class or series and number of shares and any other securities of the Company which are owned of record by such shareholder and beneficially by such beneficial owner, and the time period such shares have been held; (iii) any material pending or threatened legal proceeding in which such shareholder or beneficial owner is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, and any direct or indirect material interest in any material contract or agreement of such shareholder or beneficial owner with the Company, any affiliate of the Company or any principal competitor of the Company; (iv) a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting; (v) a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported securities through the date of the Company's next annual meeting of shareholders; and (vi) a completed and signed questionnaire, representations, consent and agreement as required by Company's bylaws.

        The notice shall be accompanied by a written consent of each recommended nominee to provide (i) all information necessary to enable the Company to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject; (ii) a multijurisdictional personal disclosure form in the form customarily submitted by officers and directors of the Company; (iii) such additional information concerning the recommended nominee as may reasonably be required by the Nominating and Corporate Governance Committee and/or Board to determine the eligibility of such recommended nominee to serve as an independent director of the Company, that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee, and to evaluate whether the recommended nominee is an unsuitable person; and (iv) a background check to confirm the qualifications and character of the recommended nominee, to evaluate whether the nominee is an unsuitable person, and to make such other determinations as the Nominating and Corporate Governance Committee or the Board may deem appropriate or necessary.

        The foregoing is a brief summary of the requirements to properly nominate an individual for election to the Board. For further information regarding director nominations by shareholders, please see Article VII of the Company's bylaws.

Compensation of Directors

        The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2014, each non-employee director received an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee and the Compensation Committee, as applicable. On March 13, 2014, each director on such date also received an annual award of phantom stock units equal to 17,446 shares, other than Mr. Carlino, who received an annual award of phantom stock units equal to 26,169 shares in recognition of his service as Chairman of the Board. The number of phantom stock units awarded to the directors was determined based on the closing price of the Company's stock on December 31, 2013 ($14.33) in order to approximate a value of $250,000 per director (or $375,000 in the case of Mr. Carlino). Each award vests in four equal annual installments from the date of grant.

2014 Director Compensation Table

        The following table sets forth information with respect to all compensation awarded to the Company's non-employee directors during the last completed fiscal year.

	Current Year Compensation			Outstanding
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Ticker	Stock Awards(2)
Peter M. Carlino	50,000	339,412	389,412	PENN	852,251
				GLPI	4,771,419
Harold Cramer	70,000	226,275	296,275	PENN	29,104
				GLPI	8,928
David A. Handler	60,000	226,275	286,275	PENN	29,104
				GLPI	13,054
John M. Jacquemin	60,000	226,275	286,275	PENN	29,104
				GLPI	8,928
Barbara Shattuck Kohn	70,000	226,275	296,275	PENN	29,104
				GLPI	8,928
Ronald J. Naples	50,000	226,275	276,275	PENN	19,983
				GLPI	2,392

(1)
The amounts listed above are calculated based on the closing price on the day prior to grant date. In 2014, each non-employee director was granted an award of phantom stock units equal to 17,446 shares, which for financial statement reporting purposes are deemed to have a grant date fair value of $226,275, other than Mr. Carlino (the Chairman), who was granted an award of phantom stock units equal to 26,169 shares, which for financial statement reporting purposes are deemed to have a fair value of $339,412.

(2)
Stock awards represent phantom stock unit awards outstanding as of December 31, 2014, as well as outstanding phantom stock unit awards in GLPI received on a one-time basis as part of the Spin-Off, as more particularly described on page 28 of this Proxy Statement. Mr. Carlino's outstanding stock awards include 105,997 phantom stock units and 746,254 options in the Company and 164,641 restricted stock awards, 320,364 phantom stock units and 4,286,414 options in GLPI (which represent compensation he received as Chief Executive Officer and Chairman of the Board). Mr. Handler's outstanding stock awards include 8,928 phantom stock units and 4,126 restricted stock awards in GLPI.

Stock Ownership Guidelines

        The Board of Directors has established stock ownership guidelines for non-employee directors of the Company. Each non-employee director is expected to own and hold shares of common stock, including restricted stock and phantom stock units, equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline. As of December 31, 2014, all non-employee directors who have served on the Board for at least three years were in compliance with these guidelines.

        The Compensation Committee also established stock ownership guidelines for senior officers as follows:

Chief Executive Officer	Three times base salary
Chief Operating Officer	Two times base salary
Chief Financial Officer	Two times base salary
All other senior officers	One times base salary

        As with the director stock ownership guidelines, the value of a senior officer's stock ownership at any time will be based on the aggregate value of common stock, restricted stock and phantom stock units held by such senior officer. Senior officers as of the date of the Spin-Off will have three years from the date of the Spin-Off to comply with these guidelines, and newly hired senior officers will have five years from their date of hire to comply with these guidelines. As of December 31, 2014, all Named Executive Officers (as defined on page 44 of this Proxy Statement) were in compliance with this policy.

Shareholder Access Policy

        Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit Committee.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Information about Nominees and Other Directors

        The Board of Directors currently consists of eight members: Peter M. Carlino (Chairman), Harold Cramer, David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn, Jane Scaccetti, Ronald J. Naples and Timothy J. Wilmott. The directors are organized into three classes, with each class elected to serve a three year term. Two Class I directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company's bylaws, until the annual meeting of shareholders of the Company to be held in 2018 and until their respective successors are duly elected and qualified.

Change in Board composition

        Timothy J. Wilmott was appointed to the Company's Board of Directors on September 16, 2014, and Jane Scaccetti was appointed to the Board on April 13, 2015.

Class I Nominees

        The following table sets forth the name, age, principal occupation and respective service dates of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should either of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies may be voted by the holders of the proxies for a substitute nominee (unless a proxy contains instructions to the contrary).

Name of Nominee	Age	Principal Occupation	Director Since	Term Expires (if elected)
David A. Handler	50	Partner, Centerview Partners	1994	2018
John M. Jacquemin	68	President, Mooring Financial Corporation	1995	2018

        The Board has determined that each of the director nominees is independent under the NASDAQ Rules.

Nominee Qualifications

        David A. Handler.    Mr. Handler has been a director since 1994. In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is a boutique financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank. From April 2000 until April 2006, he was a Senior Managing Director at Bear Stearns & Co., Inc. From July 1995 to April 2000, Mr. Handler was employed by Jefferies & Company, Inc. where he became a Managing Director in March 1998. In November 2013, Mr. Handler became a director of Gaming and Leisure Properties, Inc.

        The Nominating and Corporate Governance Committee recommended the nomination of Mr. Handler, and the Board supports and approves such nomination, because of his experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions, which compliments his long term exposure to the gaming industry. Mr. Handler's background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisition and financing opportunities (including the preferred equity investment in the Company by Fortress Investment Group, LLC in 2008 and the Spin-Off).

        John M. Jacquemin.    Mr. Jacquemin has been a director since 1995. Mr. Jacquemin is President of Mooring Financial Corporation, a group of financial services companies founded by Mr. Jacquemin in 1982 that specializes in the purchase and administration of commercial loan portfolios.

        The Nominating and Corporate Governance Committee recommended the nomination of Mr. Jacquemin, and the Board supports and approves such nomination because of his experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires an intimate and sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies, as well as valuation expertise. This experience brings unique perspective to the Board and is enhanced by Mr. Jacquemin's financial sophistication and financial statement expertise and long term exposure to the gaming industry.

        In addition to the qualifications of each nominee for director described above, David A. Handler and John M. Jacquemin are standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as Board members, as well as their demonstrated commitment to serve on the Board.

Continuing Directors

        The following table sets forth the name, age, principal occupation and respective service dates of each person who will continue as a director after the Annual Meeting. The Board has determined that all of the continuing directors are independent under the NASDAQ Rules, with the exception of Messrs. Carlino and Wilmott.

Name	Age	Principal Occupation	Director Since	Term Expires
Class II Directors:
Barbara Shattuck Kohn	64	Principal, Hammond Hanlon Camp LLC	2004	2016
Ronald J. Naples	69	Director of P.H. Glatfelter Company and Glenmede Trust Company	2013	2016
Class III Directors:
Peter M. Carlino	68	Chief Executive Officer of Gaming and Leisure Properties, Inc.	1994	2017
Harold Cramer	87	Retired Partner, Schnader Harrison Segal & Lewis LLP; Retired Chairman and Chief Executive Officer of the Graduate Health System	1994	2017
Jane Scaccetti	61	Chief Executive Officer of Drucker & Scaccetti, P.C.	2015	2017
Timothy J. Wilmott	56	President and Chief Executive Officer of Penn National Gaming, Inc.	2014	2017

        Ronald J. Naples.    Mr. Naples has been a director since June 2013. Mr. Naples also serves as a director of P.H. Glatfelter Company and Glenmede Trust Company. Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as Quaker's Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive of Hunt Manufacturing Company, a public company, from 1981 to 1995.

        The Board supported and approved the nomination of Mr. Naples in 2013 because of his significant business experience as a chief executive officer and director of large, publicly traded corporations, his significant government and regulatory experience as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania and as Chairman of the Federal Reserve Bank of Philadelphia, his impressive educational background and distinguished military career as well as his reputation, integrity, judgment and proven leadership ability that meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company.

        Barbara Shattuck Kohn.    Ms. Shattuck Kohn has been a director since 2004 and is a Principal at Hammond Hanlon Camp LLC, a strategic advisory and investment banking firm. Prior to joining Hammond Hanlon Camp LLC in 2012, Ms. Shattuck Kohn was a Managing Director of Morgan Keegan—Raymond James. Morgan Keegan & Company, Inc. was acquired by Raymond James Financial from Regions Financial Corp. and was the successor to Shattuck Hammond Partners, an investment banking firm Ms. Shattuck Kohn co-founded in 1993. Prior to 1993, she spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she also co-founded. From 1976 to 1982, she was a Vice President of Goldman, Sachs & Co. Ms. Shattuck Kohn began her career as a municipal bond analyst at Standard & Poor's Corporation.

        The Board supported and approved the nomination of Ms. Kohn in 2013 because of her vast experience in investment banking, capital markets and project finance. Further, she possesses the experience, financial sophistication and financial statement expertise necessary to evaluate potential acquisition and financing opportunities for the Company.

        Peter M. Carlino.    Mr. Carlino has served as the Company's Chairman of the Board since April 1994 and served as the Company's Chief Executive Officer from 1994 until the Spin-Off on November 1, 2013, when he assumed the role of Chairman and Chief Executive Officer of GLPI. Since 1976, he has also been President of Carlino Capital Management Corp. (formerly known as Carlino Financial Corporation), a holding company that owns and operates Carlino family businesses and oversees its investments, in which capacity he has been continuously active in strategic planning and monitoring operations.

        The Board supported and approved the nomination of Mr. Carlino in 2014 because he was the driving force behind the growth of long-term shareholder value since the Company's initial public offering in 1994 until the Spin-Off. The Company's growth and shareholder value appreciation over this period is largely due to Mr. Carlino's vision and leadership, which has enabled the Company to identify and pursue the development opportunities and to build the management team that have been the basis of the Company's long-term growth. Moreover, as one of the largest beneficial owners of the Company's common stock, his interests are uniquely and significantly aligned with the Company's efforts to continue to grow long-term shareholder value.

        Harold Cramer.    Mr. Cramer has been a director since 1994. Until November 1996, Mr. Cramer was the Chairman and Chief Executive Officer of the Graduate Health System. From November 1996 to July 2000, Mr. Cramer was Counsel to Mesirov Gelman Jaffe Cramer & Jamieson, LLP, which merged with Schnader Harrison Segal & Lewis LLP in July 2000. Mr. Cramer is now a retired partner of Schnader Harrison Segal & Lewis LLP.

        The Board supported and approved the nomination of Mr. Cramer in 2014 because of his extensive experience building and managing a law firm and serving as chief executive officer of a large health care provider, which included multiple hospitals in two states, a health maintenance organization and a captive insurance company, among other entities. His legal and business background provides the Board and the Company with a critical understanding of the issues from a variety of perspectives—legal, business and regulatory—affecting the Company.

        Timothy J Wilmott.    Mr. Wilmott has been a director since 2014. Mr. Wilmott joined the Company in February 2008 as President and Chief Operating Officer and was named Chief Executive Officer in

November 2013. Mr. Wilmott had served at Harrah's Entertainment (now Caesars Entertainment Corporation) since 1987 and was Chief Operating Officer at Harrah's for approximately four years. In this position, he oversaw the operations of all of Harrah's revenue-generating businesses, including 48 casinos, 38,000 hotel rooms and 300 restaurants.

        The Board appointed Mr. Wilmott as a director in 2014 because of the perspective and experience he brings as the Company's Chief Executive Officer and his success in leading the operations of the Company, including his commitment to diversifying its operations in a manner focused on returns while fostering its employees' commitment to deliver quality guest services across the property portfolio.

        Jane Scaccetti.    Ms. Scaccetti became a director in 2015. Ms. Scaccetti is the Chief Executive Officer of Drucker & Scaccetti, P.C., a public accounting and business advisory firm, of which she has been a principal since 1990. Ms. Scaccetti also serves as a director of The Pep Boys—Manny, Moe & Jack; a director of Mathematica Policy Research, Inc.; trustee of Temple University; Chair of the Board of Temple University Hospital; and a trustee of Salus University. In addition, Ms. Scaccetti served as a director of Nutrition Management Services Company from 1992 until 2010.

        The Board appointed Ms. Scaccetti as a director in 2015 because of her financial expertise as a practicing CPA since 1977, as well as her management expertise as chief executive officer and as a current and former director of other publicly traded companies. This experience brings unique perspective to the Board and is enhanced by Ms. Scaccetti's financial sophistication and expertise.

        The Board of Directors unanimously recommends that the shareholders vote "FOR" each of the nominees.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

        The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015, and the shareholders are being asked to ratify this selection. Ernst & Young LLP has served as the Company's independent registered public accounting firm since 2006. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.

        A description of aggregate fees for professional services performed by Ernst & Young LLP in fiscal 2014 and fiscal 2013 is as follows:

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$3,708,655	$5,407,207
Audit-Related Fees(2)	40,000	40,000
Tax Fees(3)	248,553	123,000

Total Fees	$3,997,208	$5,570,207

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees for fiscal 2013 included additional expenses performed in connection with the Spin-Off.

(2)
Audit-related fees include fees for accounting consultations and the audit of the Company's 401(k) plan.

(3)
Tax fees include fees for property tax consultations.

Audit Committee Pre-Approval Policy

        The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2014, all of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

        The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.

 PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE COMPENSATION PAID TO
THE COMPANY'S NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Exchange Act require public companies to give their shareholders the opportunity to cast advisory votes relating to the compensation paid to the Company's Named Executive Officers. Accordingly, we are providing shareholders the opportunity to approve, on an advisory basis, determinations made by the Compensation Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis section, and the subsequent tabular and narrative disclosure beginning on page 26 of this Proxy Statement (the "CD&A"). We currently conduct this advisory vote on an annual basis. We are requesting your nonbinding vote on the following resolution:

    "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure included in the Company's proxy statement for the 2015 Annual Meeting of Shareholders."

        We believe shareholders should approve of the Company's compensation program because it is heavily weighted towards performance-based compensation, and the Company's performance is aligned with and fully supports the compensation paid to executives. As described in the CD&A, for example, the Compensation Committee believes the compensation paid to Mr. Wilmott, the Company's Chief Executive Officer, is reasonable and appropriate in light of the Company's scale, objectives, achievements and performance.

        We urge you to carefully review the CD&A so that you have a complete understanding of how important our compensation program is to the continued success of the Company. You will find in the CD&A a detailed discussion of the Company's pay-for-performance compensation philosophy, the elements of our compensation program and the specific payments made to Named Executive Officers with respect to 2014. The Company's compensation program is fundamental to the approach we employ to attract, motivate and, most importantly, retain our Named Executive Officers. To that end, we believe we have designed a compensation program that is strongly grounded on pay-for-performance principles, and which features a significant amount of "at risk" compensation, as described in more detail in the CD&A. In addition, we have carefully tailored the executive compensation program in light of the Company's post-Spin-Off profile, which has resulted in a reduction to the Company's executive compensation expense from pre-Spin-Off levels, as more fully described in CD&A.

        We believe that the Company's stock performance amply supports the compensation paid to the Named Executive Officers. As demonstrated in the chart below, an investment of $100 in the Company made on January 1, 2005 would have been worth $200.63 as of the close of business on December 31, 2014 (as adjusted to reflect the Spin-Off) versus an average of $57.50 for the same investment in our peer group companies with comparable trading histories:

 Total Shareholder Return(1) v. Peer Group(1)(2)
1/1/2005 to 12/31/2014

	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014
Penn National Gaming, Inc.	$100.00	$108.84	$137.47	$196.70	$70.62	$89.81	$116.10	$125.7	$162.21	$209.39	$200.63
S&P 500	$100.00	$104.91	$121.48	$128.16	$80.74	$102.11	$117.49	$119.97	$139.17	$184.25	$209.47
Peer Group	$100.00	$105.14	$144.27	$181.03	$30.83	$26.00	$40.64	$28.27	$32.19	$62.31	$57.50

(1)
Total shareholder return is based on a $100 investment on January 1, 2005 in the applicable stock or index (based on the closing prices on December 31, 2004). The return is determined assuming quarterly investment of dividends and, in the case of the Company, reflects the effect of the Spin-Off as described on page 28 of this Proxy Statement. The shareholder return for the Company does not reflect the performance of GLPI (other than the Purge), including the quarterly dividends paid by GLPI following the Spin-Off.

(2)
The peer group shown here is the same peer group used for compensation comparison purposes, as described on page 32 of this Proxy Statement, except that Caesars Entertainment Corporation, Las Vegas Sands Corp. and Wynn Resorts, Ltd. are excluded because they do not have comparable investment focus or stock trading histories during the relevant periods. As a result, the peer group shown here consists of Boyd Gaming Corporation, Isle of Capri Casinos, Inc., MGM Resorts International and Pinnacle Entertainment, Inc.

        As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, we urge you to endorse our pay-for-performance compensation program, particularly in light of the Company's strong performance and significant achievements over both the short-term and long-term.

        The Board of Directors unanimously recommends that shareholders cast their advisory vote "FOR" approval of the compensation of the Named Executive Officers described in the Compensation Discussion and Analysis and as otherwise disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

        For purposes of the following Compensation Discussion and Analysis, the terms "Committee," "we" or "our" refer to the Compensation Committee of the Board.

Executive Summary

        In 2014, the Company accomplished several significant long-term goals despite serious challenges from increased competition, adverse weather, slow consumer recovery and continuing economic uncertainty, all of which contributed to soft regional gaming revenue trends throughout the industry. We believe the challenges of 2014 were reflected in the Company's share price, which began the year at $14.33 (following the successful completion of the Spin-Off), before declining to $10.07 in August. The August 2014 trough roughly coincided with concern over the repeal of the Massachusetts gaming legislation and a pronounced low point in consumer sentiment, a meaningful indicator for regional gaming. Notably, the Company's share price rebounded to $13.73 as of the end of the year and rose further to $15.66 as of March 31, 2015, by which time the Company's long-term post-Spin-Off potential was becoming more evident. The Company's stock performance in 2014 exceeded that of its key peers, including Caesars Entertainment Corporation, Isle of Capri Casinos, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc. and Wynn Resorts, Ltd.

        The following table illustrates the significant value created by the Spin-Off, as well as the subsequent performance of the Company's stock. As shown below, from November 15, 2012 (the date on which the Spin-Off was initially announced), to March 31, 2015, the Company's adjusted stock price has risen from $8.50 to $15.66, an increase of over 84%. This stock price performance increased total shareholder equity value over this period by over $500 million.

Penn National Gaming, Inc.
Total Shareholder Return(1)
Measured from Pre-Spin-Off Announcement through March 31, 2015
(November 15, 2012 to March 31, 2015)

(1)
Total shareholder return reflects the effect of the Spin-Off as described on page 28 of this Proxy Statement. The shareholder return for the Company does not reflect the performance of GLPI (other than the Purge), including the quarterly dividends paid by GLPI following the Spin-Off.

        While the Company has created significant shareholder value over the past several years, it has also been focused on reducing compensation expense. The decrease in annual compensation to the Company's executives following the Spin-Off is illustrated by the following table, which shows the aggregate potential target compensation to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in 2013 compared to 2014. As shown below, even after taking into consideration one-time awards in 2014 made under the TAP, as more fully described on pages 38 to 40 of this Proxy Statement, the total potential cash compensation to the Company's top three officers was reduced from 2013 to 2014 by $4,454,364, or 21.6%.

Potential Compensation(1)	2013	2014	Difference
Base Salary	$4,424,551	$2,525,000	$(1,899,551)
Annual Incentive (Internal Measure Target Payout)	$3,915,440	$2,508,750	$(1,406,690)
Annual Incentive (External Measure Maximum Payout)	$5,873,159	$0	$(5,873,159)
One-Time Award under the TAP	$0	$6,200,003	$6,200,003

Total Potential Compensation	$20,660,616	$16,206,253	$(4,454,364)

(1)
Actual compensation is dependent on Company performance. In 2013, the Company achieved EBITDA of 92.7% of target, while in 2014 the Company achieved EBITDA of 99.35% of target.

        Among the most notable of the many Company accomplishments in 2014 was the February award of the Category 2 slots-only gaming license in Massachusetts. Soon after this award, the Massachusetts Supreme Judicial Court issued a decision permitting a state-wide referendum in November that would have repealed the 2011 legislation authorizing gaming in Massachusetts. Notwithstanding this serious obstacle, the Company and the Board took a judicious risk by proceeding with construction on the gaming facility during the pending referendum, while mounting a vigorous voter education campaign to defend its investment in Massachusetts. The Company's measured approach to risk was rewarded when voters overwhelmingly voted to retain the 2011 gaming legislation. Consequently, the facility is slated to open in late June 2015, and we expect it to operate as the sole gaming facility in the entire Commonwealth of Massachusetts for several years. The award of the license in Massachusetts, following a competitive bidding process, is indicative of the Company's ability to successfully compete, post-Spin-Off, with the industry's top regional gaming operators in securing new gaming opportunities. More importantly, the decision by the Company to proceed with construction despite the pending referendum, and to fund and support a voter education campaign in Massachusetts to highlight the employment and economic benefits of the Company's gaming project, illustrate the Company's prudent risk management and capital allocation.

        Meanwhile, the Committee has continued its efforts to carefully review the Company's executive compensation practices in light of its objective to align pay with performance. We have also considered shareholder feedback and industry and general market trends in compensation practices, as well as the advice and recommendations of our independent compensation advisor. Based on our review, we believe the compensation paid to Mr. Wilmott, the Company's Chief Executive Officer, was reasonable and appropriate in light of the Company's increasing scale and complexity (which are both comparable to pre-Spin-Off levels), as well as its objectives, achievements and performance.

        The Committee has continued to make adjustments to the Company's compensation program during recent years that reflect the Company's ongoing evolution. Following the Spin-Off, the Company conducted a comprehensive review of its executive compensation program in light of the Company's post Spin-Off profile and took steps to reduce the Company's executive compensation expense. This effort began at the very top of the organization, as Mr. Wilmott voluntarily accepted a reduction in overall compensation when he assumed the title of Chief Executive Officer following the Spin-Off. In addition, the Company (i) eliminated block equity grants in favor of grants based on a percentage of salary, (ii) further reduced compensation levels by eliminating the external measure of the annual incentive plan and (iii) restructured the Company's cash bonus plan to align better with market practices. The Committee also eliminated the use of employment agreements that contain "single trigger" change in control or tax indemnification (i.e., golden parachute) provisions. These changes were made in order to better tie the Company's compensation structure to direct and tangible Company performance. Overall, we successfully lowered full year 2014 corporate overhead expense by approximately 22% (after excluding $25 million of Spin-Off transaction costs incurred in 2013), which was driven to a large extent by decreased compensation costs.

        During 2014, our Chief Executive Officer, working closely with the corporate human resources department and senior management team, implemented an enterprise wide talent management initiative in order to facilitate the Company's preparation for the next generation of leaders and actively encourage the development and subsequent promotion from within the organization. Mr. Wilmott then presented this comprehensive succession plan to the Board of Directors and incorporated their thoughts. The goals of this program are to align talent management with the vision and strategy of the Company, provide employees with development opportunities to hone their leadership skills, and ensure that the organization has a leadership plan in place for success in the future. In addition, because we have found that internal candidates for promotion are demonstrably more likely to succeed than external candidates, this program helps to ensure continuity in the event of employment transitions.

Effect of the Spin-Off on Share Price and Compensation

        In connection with the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. In addition, as contemplated prior to the Spin-Off, in February 2014, GLPI made a one-time cash and stock dividend to its shareholders relating to the Purge. As a result of these two events, as noted throughout the Proxy Statement, the Company's stock prices have been adjusted, where appropriate, using a constant adjustment factor to reflect the effect of the Spin-Off and the Purge. In addition to the adjusted values reflected in this Proxy Statement, shareholders of the Company who have retained their GLPI stock have been receiving recurring quarterly dividends from GLPI. In the Spin-Off, consistent with the treatment of all Company shareholders, the Company's directors and executives received a one-time equity allocation in GLPI based on their equity in the Company (as well as dividend payments with respect to their shares and unvested options in GLPI, all in accordance with the employee matters agreement between the Company and GLPI entered into in connection with the Spin-Off). As a result, this one-time GLPI equity allocation is reflected, where appropriate, in the equity compensation information in this Proxy Statement.

Company Performance

        In 2014, the Company successfully concluded its first full year of operations following the separation of its real estate assets from its operating assets in November 2013. Over the course of the year, the Company made several leadership changes, including the promotion of Jay Snowden to Executive Vice President and Chief Operating Officer, the appointment of William J. Fair as Executive Vice President and Chief Development Officer and the promotion of Carl Sottosanti to Senior Vice President, General Counsel and Secretary. Along with the CEO and CFO changes made in 2013, the entire senior management team changed as a result of the Spin-Off. The Company and the Board skillfully managed these significant executive transitions and completed numerous post-Spin-Off administrative matters. Despite the scale of these transition challenges, the team managed margins in the face of adverse consumer conditions, and the Company achieved 99.35% of its budgeted EBITDA goal. Importantly, this progress was achieved in the face of the significant impact from weather in the first quarter of the year and a continued volatile consumer environment through the year. The Company also prudently managed its balance sheet and executed against its new property development pipeline, including the successful opening of two new facilities in Ohio and the commencement of construction on significant growth opportunities in Massachusetts and California.

        Significant achievements for the year include the following:

  •
  In January 2014, the Company commenced construction activities at the site of the proposed $360 million Hollywood Casino-branded facility on the Jamul Indian Village tribe's six acres of trust land in San Diego County, California, which is expected to include a three-story gaming and entertainment facility of approximately 200,000 square feet, featuring over 1,700 slot machines, 50 live table games, including poker, multiple restaurants, bars and lounges and a partially enclosed parking structure with over 1,900 spaces upon its opening, which is currently anticipated for mid-2016. The progress to date on this project is notable in light of the failure of previous developers to reach the construction stage, the difficulty in constructing the facility on a relatively small parcel, the impact of certain community opposition to the project, the challenges of financing such a project and the comprehensive investigation being conducted by the National Indian Gaming Commission.

  •
  In February 2014, the Company was awarded the Category 2 gaming license for a $225 million fully integrated racing and gaming operation located in Plainville, Massachusetts, and the Company commenced construction on the project in March 2014. Soon thereafter, the Massachusetts Supreme Judicial Court issued a decision permitting a state-wide referendum in November that would have repealed the 2011 legislation authorizing gaming in Massachusetts. Notwithstanding this serious obstacle, the Company and the Board took a judicious risk by proceeding with construction on the gaming facility during the pending referendum, while mounting a vigorous voter education campaign to defend its investment in Massachusetts. The Company's measured approach to risk was rewarded when voters overwhelmingly voted to retain the 2011 gaming legislation. Consequently, the facility is slated to open in June 2015 and we expect it to operate as the sole gaming facility in the Commonwealth of Massachusetts for several years. The facility will include a fully integrated 106,000 square foot racing and gaming facility featuring live harness racing and simulcasting with 1,250 slot machines, an upscale casual dining restaurant, the first-ever Doug Flutie Sports Bar, a four-venue food court and various other amenities.

  •
  On August 28, 2014, the Company opened the $250 million Hollywood Gaming at Dayton Raceway, which features 1,000 video lottery terminals, a variety of food and beverage options, a sports bar and entertainment venue. The 5/8th-mile harness racing track, which opened for racing on October 3, 2014, has more than 1,000 enclosed, track-view grandstand seats and a state-of-the-art simulcast theater where patrons can wager on races at tracks throughout North America. This opportunity was the result of the Company's active involvement, beginning in 2006, in the initiative to amend the Ohio Constitution (adopted on November 3, 2009), which ultimately led to the legalization of video gaming terminals at racing facilities and the relocation of the Company's racing facility from Raceway Park to Dayton Raceway.

  •
  On August 28, 2014, the Company opened its $26 million, 154-room hotel at Zia Park Casino, which includes 150 rooms, six suites, a board/meeting room, exercise/fitness facilities and a breakfast venue.

  •
  On September 17, 2014, the Company opened the $250 million Hollywood Gaming at Mahoning Valley Race Course, which features 850 video lottery terminals, a variety of food and beverage options plus a sports bar and entertainment venue. The one-mile thoroughbred racing track, which opened on November 24, 2014, has more than 1,000 enclosed, track-view grandstand seats and a state-of-the-art simulcast theater where patrons can wager on races at tracks throughout North America. This opportunity was also the result of the Company's involvement since 2006 in the initiative to amend the Ohio Constitution, which ultimately led to the legalization of video gaming terminals at racing facilities and the relocation of the Company's racing facility from Beulah Park to Mahoning Valley Race Course.

  •
  In October 2014, it was announced that the Spectrum Gaming Group named the Company as the gaming industry's Employer of First Choice in the 14th Annual Bristol Associates/Spectrumetrix™ Executive Satisfaction Survey. The Company, which garnered high marks for its stable and positive workplace environment and attractive corporate culture, placed ahead of fourteen prominent gaming companies in this year's survey, including destination and regional gaming operators, Macau operators and major Native American gaming operators.

        For a complete discussion of the Company's performance in 2014, please see Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 38 to 71 of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, a copy of which is included in the Annual Report to Shareholders delivered in connection with this Proxy Statement.

Key Compensation Practices

        The Committee, in consultation with the Consultant, management and the full Board, routinely considers compensation practices suggested by the Company's shareholders as a result of the Company's shareholder outreach efforts, as well as those identified as "best practices" by various market constituents. With all such suggestions, we strive to incorporate into our compensation program those practices we believe will most effectively support the Company's continuing efforts to create shareholder value. Accordingly, over the last several years we have incorporated many of these practices into our compensation program in areas where we believe they benefit the Company and its shareholders, including:

  •
  Utilizing a carefully tailored equity compensation program to incentivize our management team, while at the same time reducing the overall value of annual equity compensation awarded to employees in 2014 relative to pre-Spin-Off levels. This practice continues to address shareholder concerns regarding overhang and burn rate without sacrificing alignment between shareholders and management.

  •
  Implementing meaningful share ownership guidelines for directors and executive officers.

  •
  Creating a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable and relevant performance metrics, including EBITDA and stock price performance.

  •
  Employing compensation programs that do not incentivize short term results to the detriment of long term goals or encourage excessive risk taking.

  •
  Eliminating block equity grants (i.e., awarding a fixed number of shares or options to each recipient each year) in favor of grants based on a percentage of salary and eliminating our previous external measure of the annual incentive plan in order to, among other things, more fairly allocate equity grants across the management team, better incentivize senior management and reduce the overall amount and expense associated with total targeted pay for our top executives.

  •
  Adjusting the Company's cash bonus program in order to increase the amount of compensation "at risk" to better align the Company's bonus structure with that of its peers and tailor the mix between bonus awards and equity grants so that executives in positions that focus on operations are rewarded more through bonus awards that track operational results, while those in positions that focus on corporate strategy are rewarded more through equity grants.

  •
  Eliminating employment agreements containing "single trigger" change in control provisions.

  •
  Eliminating employment agreements containing tax indemnification (i.e., "golden parachute" gross-up) provisions.

  •
  Adopting a clawback policy with respect to executive compensation.

  •
  Prohibiting the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares, subject to limited exceptions.

  •
  Granting equity-based awards that incorporate a fungible share feature applicable to all full value awards, which is based on the theory that a full value award is worth more than an award payable in shares under an option or stock appreciation right. As such, the approved pool of equity available for equity-based awards is reduced to a greater extent by awards of full-value equity grants, consistent with prevailing views of "best practices" in this regard.

  •
  Prohibiting "liberal share counting" under the Company's equity plans.

  •
  Prohibiting discounting and repricing options.

  •
  Not implementing defined benefit pension programs or other supplemental executive retirement plans for executives.

  •
  Limiting perquisites for executives.

  •
  Utilizing share repurchase programs (when appropriate) to capitalize on prudent stock repurchase opportunities that help offset the potential dilution from shares granted pursuant to incentive awards.

        We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders.

Shareholder Outreach and Say on Pay Vote

        We received over 98% support for our say on pay vote in 2014. We believe this level of shareholder support acknowledges our commitment to incorporating "best practices" into our compensation program, as well as our sensitivity to shareholder views on compensation. During 2014, the Company continued its long-standing practice of robust communication and discussion with shareholders, including direct dialogue with most of its top 40 shareholders regarding executive compensation issues and corporate governance issues.

        By way of overview, the Company continues to hold quarterly conference calls in which management limits its prepared remarks in favor of creating an open forum to allow shareholders and analysts an opportunity to ask about matters of most interest to them. The Company employs an outside investor relations firm in order to facilitate the Company's frequent and comprehensive shareholder communications. For instance, the Company issued a total of 38 press releases throughout the year in order to keep investors informed of noteworthy business developments. The Company also continues to provide financial and other disclosure beyond that required by the SEC on matters such as management's views on industry trends, pending legislation and quarterly and annual earnings estimates. Further, members of the Company's senior management team maintained an active schedule of participation at investor conferences throughout 2014. We also regularly host investor and analyst meetings at our corporate offices and arrange for investors and analysts to visit our facilities (before and after they open) and meet with local management. At the Global Gaming Expo, the gaming industry's annual trade show in Las Vegas, executives participated in a number of investor events and conducted a large number of group meetings with analysts and investors. These outreach efforts provide numerous forums for investors and prospective investors to discuss with management a wide variety of subjects important to them, including executive compensation, and provides useful feedback for management.

        As further evidence of this shareholder engagement, the Company amended its bylaws on December 10, 2014 in order to eliminate a provision (sometimes referred to as a "golden leash") that generally prohibited an individual from qualifying for service as a director of the Company if he or she is a party to any compensatory or other financial arrangement with any third party in connection with his or her candidacy or service as a director of the Company. This action was taken following numerous discussions between the Company and certain of its shareholders as part of the Company's shareholder outreach efforts, after which the Board concluded it was in the interest of the Company and its shareholders to remove the provision from the bylaws.

Executive Compensation Benchmarking Peer Group

        We review the Company's peer group at the beginning of each year to determine whether any changes are warranted from the prior year's peer group. The companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from other gaming enterprises. In addition, since gaming and racing are highly specialized and regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight to multiple gaming and racing properties in a variety of jurisdictions. Also, the Company's executive officers are required to submit to extensive investigations conducted by the state police, or an equivalent investigatory agency, of their personal and family financial records, their character and their competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional gaming and racing company tends to be limited, and in many cases consists mostly of individuals who are already working within the gaming industry and within our peer group. For these reasons, we have determined that the appropriate peer group for the Company consists of the most prominent companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruitment and retention purposes. Importantly, this decision was made in recognition of the fact that the Spin-Off (which had the effect of reducing the Company's market capitalization) did not materially alter the scale or complexity of the Company's businesses.

        For 2014, we confirmed that the peer group to be used for compensation comparison purposes would consist of Boyd Gaming Corporation, Caesars Entertainment Corporation, Isle of Capri Casinos, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc. and Wynn Resorts, Ltd. In addition, we take into consideration any available compensation data from Station Casinos, Inc., which was taken private, but continues to file periodic reports under the Exchange Act. For information regarding the peer group we use for shareholder return comparison purposes, please see page 25 of this Proxy Statement.

Overview of Compensation Program

Objectives of Compensation Program

        The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and advance the strategic interests of an increasingly larger and more complex entity. In an environment where (i) the number of traditional gaming venues has grown exponentially in the U.S. and abroad over the last decade (both increasing the number of competitors and reducing the potential upside from future domestic expansion), (ii) alternatives such as gaming REITs and spin-offs, as well as private equity investment, are beginning to proliferate and (iii) internet gaming, social gaming and fantasy sports are gaining in popularity, the competition for executive talent in our industry has grown sharply. These factors are specifically contemplated in the Company's compensation objectives, which are to:

  •
  Align executive pay opportunities with shareholder value creation;

  •
  Create a pay for performance compensation program that will appropriately reward management for operational and strategic development success; and

  •
  Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in the capital markets.

Compensation Philosophy

        To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

        The Company intends to maintain an executive compensation program designed to attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company offers a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason for joining and remaining with the Company and continuing in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Compensation received by the executives will be commensurate with the performance of the Company, prevailing market rates in the industry, and their own individual contributions.

Risk Assessment

        In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. To this end, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed and set annually. Annual short-term incentive pay is focused on achievement of certain specific, readily quantifiable and tangible financial goals and is determined using multiple absolute, objective and relative performance criteria, and in particular announced guidance pertaining to adjusted EBITDA targets. The other major component of our executive officers' compensation is long-term incentives through a mix (which may vary from year to year and by level) of stock options, stock appreciation rights, restricted stock and phantom stock units that we believe are important to help further align executives' interests with those of our shareholders. Such grants are subject to long-term vesting schedules, and executives are subject to minimum stock ownership requirements, to help ensure that executives always have significant value tied to long-term stock price performance. We believe that these cash and incentive awards, especially when combined with the compensation clawback policy described on page 41 of this Proxy Statement, appropriately balance payment for performance and alignment of executive compensation with shareholders without encouraging unnecessary or excessive risk taking. Based on the Committee's review of the above factors, the Committee determined that the Company's compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

        We have designed a compensation program that is heavily weighted towards performance based compensation, and which utilizes several different performance metrics designed to ensure that management is appropriately incentivized across a number of different business and economic environments, while also appropriately considering each of the principal objectives of the Company's business strategy. To that end, our compensation program is strongly grounded on pay-for-performance principles. As illustrated in the chart below, for example, in 2015 we expect target performance-based compensation (or "at risk" compensation), which includes stock options, stock appreciation rights and EBITDA-based cash bonuses, for the Company's top three executives officers (including its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) to comprise 73% of total potential compensation.

Target 2015
Executive Compensation

        The principal elements of the compensation program are described below. Please see "Analysis of Compensation" starting on page 37 for a discussion of the specific actions taken with respect to executive compensation for fiscal year 2014. For a detailed description of the Committee's role and responsibilities, as well as the retention and use of the Consultant, please see "Compensation Committee" beginning on page 12 of this Proxy Statement.

        Base Salary.    The base salary of our executive officers as a group is benchmarked against the 50th percentile (median) of base salaries of comparable executives within the Company's peer group. We benchmark against the median in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Base salaries are then adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall reasonableness of an executive's pay package.

        Annual Short-Term Incentive.    The annual target short-term incentive compensation of our executive officers as a group is benchmarked against the 50th percentile (median) of annual short-term incentive compensation of comparable executives within the Company's gaming peer group. The Company's annual short-term incentive plan is designed to motivate the executive officers and other members of management to achieve the Company's carefully crafted short-term operational objectives. To ensure that such executives are appropriately incentivized to maximize earnings for the Company, our annual short-term incentive plan in 2014 provided for the payment of incentive compensation based upon the Company's achievement of its EBITDA goal for the year.

        The Company streamlined the annual incentive program for 2014 by aligning 100% of the annual incentive opportunity with adjusted EBITDA. This represented a change from 2013, in which the annual incentive compensation opportunity for Named Executive Officers was split between an internal component based on adjusted EBITDA and an external component measured against three separate peer groups of companies. Notably, EBITDA is the primary (or in some cases, the exclusive) annual incentive program metric used by our peer gaming companies. None of the Company's gaming peers use an external component in their annual short-term incentive programs, and only a minority use an external component even in their long-term incentive programs. Accordingly, in eliminating the former "external measure" under the annual incentive program, we simplified the 2014 program to focus more on the Company growth over which the Named Executive Officers have more influence (as opposed to the more attenuated metrics typically associated with the external measure). This approach also better aligns the Company with the annual short-term and long-term incentives in place among the gaming peer companies.

        Most significantly, the external measure of the annual incentive plan was not replaced and, as a result, its elimination had the effect of reducing the annual incentive compensation of the Named Executive Officers. The decrease in annual incentive opportunity resulting from the elimination of the external measure of the annual incentive program is illustrated by the following table, which shows the potential compensation, measured as a percentage of base salary, to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in 2013 and 2014:

Executive	2013 Target Internal Measure	2013 Maximum External Measure	2013 Total Target Annual Incentive	2014 Target Annual Incentive
Chief Executive Officer	100.0%	150.0%	250.0%	125.0%
Chief Operating Officer	85.0%	127.5%	212.5%	85.0%
Chief Financial Officer	75.0%	112.5%	187.5%	60.0%

        The Committee believes that an annual incentive program that relies principally on adjusted EBITDA will better focus our executives on the achievement of annual objectives that will most tangibly contribute to both short and longer term shareholder gains. The Committee also believes that the long-term incentive program establishes the appropriate linkage to shareholder value creation in a way that is more representative of standard gaming industry practice than the previous external measure of the annual incentive program, thereby eliminating design variances that could contribute to executive retention challenges at a time when the industry is facing real challenges.

        The term adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring or unforeseen events. In order to provide a clear reconciliation to generally accepted accounting principles ("GAAP"), we based our adjusted EBITDA calculation on the Company's income from operations excluding charges for stock compensation, depreciation, amortization, gain or loss on disposal of assets and other non-recurring events, such as impairment charges, and inclusive of gain or loss from the Company's joint ventures with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas. We measure our annual short-term incentive plan based on adjusted EBITDA because it is a good measurement for the Company's financial performance, as well as for comparing the Company's performance to others within the industry. Quite simply, it is both the most well-established and fairest way to gauge a gaming company's value over time and relative to its peers. Each quarter, the Company publicly discloses its adjusted EBITDA in connection with its quarterly announcement of earnings, and provides a reconciliation of adjusted EBITDA to net income (GAAP) and income from operations (GAAP) to adjusted EBITDA in connection with each such announcement. From time to time we made adjustments to the publicly reported adjusted EBITDA results for purposes of adjusted EBITDA used to determine the annual short-term incentive compensation in accordance with the terms of the 2008 Plan. These adjustments are made in connection with unanticipated, one-time and non-recurring events. We will use adjusted EBITDA as part of the annual short-term incentive plan calculation again in 2015.

        The target bonus is payable when the Company meets or exceeds its adjusted EBITDA goal for a given year, subject to any adjustments permitted under the 2008 Plan to account for certain extraordinary or unforeseen events ("Target EBITDA"). The Company must achieve at least a "threshold" amount of adjusted EBITDA (currently set at 85% of Target EBITDA) in order for executives to receive any portion of the annual short-term incentive bonus. In order for the Company's executives to receive the maximum amount of annual short-term incentive bonus the Company must achieve a "stretch" amount of adjusted EBITDA (currently set at 115% of Target EBITDA). In order to help manage potential payouts, annual short-term incentive opportunities are capped at the maximum bonus levels for such executive, regardless of the extent to which performance exceeds targeted levels. We have typically elected to pay this award in cash, although we have discretion to pay this award in cash, equity or any combination of cash and equity. We set the ranges of bonuses payable to each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company's peer group.

        Equity Compensation.    We believe that the award of equity compensation is a critical component of the Company's executive compensation program because equity compensation directly and tangibly ties executive compensation to management's ability to increase shareholder value. Our experience has shown us that equity compensation fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company's principles of "pay for performance" so that an appropriate portion of each executive's compensation package will grow in value as shareholder value is increased. We also believe that this culture of employee ownership has been a significant contributing factor to the Company's success and will continue to play a vital role in future success. More specifically, in an industry that is growing in scope and complexity, we believe that equity compensation has been a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success, as well as for incentivizing them to explore creative approaches to unlock shareholder value, such as the Spin-Off.

        Consistent with the Board's desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2008 Plan, awards to employees are administered by the Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (typically four years) before all of their awards are vested and may be settled. The 2008 Plan does not permit the exercise price of outstanding stock options or stock appreciation rights to be reduced nor does it permit the grant of discounted stock options or stock appreciation rights. Finally, the 2008 Plan includes a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.44 shares for purposes of counting the shares available for issuance under the 2008 Plan, provided that awards settled only in cash are not counted against the shares available under the 2008 Plan.

        To mitigate the dilutive effects of equity compensation (and achieve other shareholder beneficial objectives), on July 3, 2008, the Company announced the Board's authorization to repurchase up to $200 million of the Company's common stock through open market or privately negotiated transactions, subject to applicable securities laws and appropriate market conditions. In the aggregate, the Company repurchased over 13.4 million shares of its common stock and common share equivalents under this authorization from 2008 to 2013 (when the authorization expired), which has partially offset the dilutive impact of equity awards that have been and may be granted under the 2008 Plan. In addition, in connection with the Spin Off, the Company entered into exchanges with holders of its preferred stock, Peter M. Carlino and a trust for the benefit of Mr. Carlino's children, which had the effect of cancelling the equivalent of over 2 million shares of common stock. As a result of these exchanges, the number of diluted shares outstanding was reduced from 103.4 million for the three month period ended September 30, 2013 to 90.4 million for the three month period ended March 31, 2015.

        Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective nonqualified deferred compensation plan for executives. Pursuant to the plan, the Company provides a matching contribution on an executive's deferrals to the plan of up to 5% of the executive's base salary and annual bonus. All amounts credited to an executive's account are invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets; however, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 50 of this Proxy Statement.

        Benefits and Perquisites.    We offer a standard set of benefits to all of our employees, including medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by us. We believe that executives should be offered some limited additional benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive and industry practices among the Company's peer group, and, in certain circumstances, may address a particular reasonable issue or concern of an executive. Consistent with these objectives, the Company also provides certain executive officers with discrete supplemental benefits and perquisites. The description and value of such supplemental benefits and perquisites in 2014 can be found on page 45 of this Proxy Statement.

Analysis of Compensation

        Base Salary.    Each year, we review the base salary of each executive officer against the base salaries of similarly positioned executives in the Company's peer group. In doing so, we compare the base salary information contained in our peer group's most recently available proxy statements with comparable data for the Company's executive officers. For instance, in 2014, our review indicated that the target total compensation of Mr. Wilmott, as Present and Chief Executive Officer, was at the 30th percentile relative to similarly positioned executives (Chief Executive Officers) in the Company's peer group (based on information in the peer group companies' 2013 proxy statements).

        The following table indicates the base compensation of each Named Executive Officer for 2014:

Executive	2014 Base Salary
President and Chief Executive Officer	$1,250,000
Executive Vice President and Chief Operating Officer	$725,000
Executive Vice President, Finance, Chief Financial Officer and Treasurer	$550,000
Executive Vice President and Chief Development Officer	$500,000
Senior Vice President, General Counsel and Secretary	$425,000
Senior Vice President, Regional Operations	$579,637

        Annual Short-Term Incentive.    In 2014, the Company achieved adjusted EBITDA for purposes of the 2008 Plan of $290.168 million, which is 99.35% of the adjusted EBITDA target of $292.078 million. This adjusted EBITDA reflects adjustments from the Company's publicly announced adjusted EBITDA to exclude the impact of certain non-recurring events as permitted by the terms of the 2008 Plan. This resulted in our executive officers earning approximately 66% of the maximum payout under the annual bonus incentive plan. The following table indicates the actual amount paid to each Named Executive Officer for the annual short-term incentive for the year 2014 (at the 99.35% level):

Executive	2014 Actual
President and Chief Executive Officer	$1,535,248
Executive Vice President and Chief Operating Officer	$602,024
Executive Vice President, Finance, Chief Financial Officer and Treasurer	$322,805
Executive Vice President and Chief Development Officer	$293,459
Senior Vice President, General Counsel and Secretary	$207,867
Senior Vice President, Regional Operations	$424,618

        Equity Compensation.    In 2014, we made annual compensation grants of stock options to eligible key executives, which grants were based on a percentage of each such executive's base salary, other than with regards to our Chief Financial Officer, who was granted 50,000 phantom stock units pursuant to the terms of his employment agreement. These grants are performance based awards because their value is tied to the performance of the Company's stock price. All equity awards granted in 2014 vest at the rate of 25% per year (other than the awards under the TAP, as described below), subject to the executive's continued employment. The following table indicates the equity grants made to each of the Named Executive Officers in 2014 as part of our regular annual long term incentive program:

Executive	2014 Option Awards
President and Chief Executive Officer	505,050
Executive Vice President and Chief Operating Officer	219,697
Executive Vice President, Finance, Chief Financial Officer and Treasurer	N/A
Executive Vice President and Chief Development Officer	101,010
Senior Vice President, General Counsel and Secretary	64,394
Senior Vice President, Regional Operations	63,233

        Transition Award Program.    In connection with the Spin-Off of GLPI on November 1, 2013, each shareholder of the Company received one share of GLPI common stock for each share of the Company's stock held by the shareholder. Consistent with how all of the Company shareholders were treated, the Company's executives therefore received equity in GLPI based on their equity holdings in the Company at the time of the Spin-Off. GLPI is a real estate investment trust that is required to pay quarterly dividends to its shareholders (which dividends are currently funded almost exclusively by Company rental payments). As a result, at the Spin-Off the Company's employees holding options received the right to receive dividend payments with respect to their GLPI shares and unvested GLPI options, and, subject to Board approval, their vested GLPI options. Consequently those employees anticipated receiving, on average, three years of dividends on the unvested GLPI options received in the Spin-Off, both because these dividends were permitted by the employee matters agreement between the Company and GLPI and because they were included in the Company's 2014 budget. This three year period of dividend payments on vested GLPI options would have enabled the employees to realize the fair value of their equity earned prior to the Spin-Off by giving the market time to fully understand the newly public GLPI value proposition and, in the interim, the holders would be compensated for some of the dilution in their option value attributable to the periodic dividend declaration by GLPI. For the reasons discussed below, the Company ultimately decided to make a one-time grant of the Company's phantom stock units on July 22, 2014 to the Named Executive Officers and certain of its other employees pursuant to the Transition Award Program ("TAP") in lieu of, and at a significantly lower cost than electing to permit the executives to receive dividend payments with respect to GLPI vested options.

        A basic premise of the TAP is that the Spin-Off, which led to the creation of the GLPI options, was generated by the significant Company efforts undertaken over a course of years. Moreover, the GLPI options were derived from the equity grants previously earned over time by Company employees. In other words, the intrinsic value of the right to receive GLPI dividends with respect to GLPI options was an integral part of the options earned as past compensation to Company employees, not a new pay opportunity. In fashioning an alternative to permitting employees to receive dividends with respect to their GLPI vested options, one of the Committee's goals was preserving, to some extent, the value of this previously earned and anticipated dividend stream. While mindful of preserving the prior earned value associated with this right to receive dividends, the Committee was reluctant to simply approve the payment of dividends to employees with respect to their GLPI vested options, because the Committee fundamentally felt it was inappropriate to compensate Company employees on the basis of the performance of a separate publicly traded company. Further, the Committee wanted to implement a program that was typical of market practices associated with maintaining alignment between shareholder interests and equity awards outstanding at the time of a spin-off. Finally, another purpose of the TAP was to reward employees for their efforts in implementing the Spin-Off and its associated transition and to help incentivize further growth of the Company, while at the same time creating an additional retention tool for the Company.

        As a result, the TAP awards were necessary to deliver employees a core economic component of vested options received prior to the Spin-Off (i.e., the portion of the dividend stream received by other shareholders of post-spin GLPI shares, but foregone by Company employees holding vested GLPI options). As such, the Committee made the determination, following extensive consultation with our compensation advisor, to fulfill commitments made in the course of the Spin-Off transaction with regard to dividends on GLPI vested options by making a one-time issuance of cash settled equity awards (in the form of phantom stock units of the Company) under the TAP in an amount equal to approximately 70% of the aggregate value of these expected dividends on vested GLPI options. Because the proposed payment of dividends on vested GLPI options would have been a Company expense under the employee matters agreement with GLPI, the 30% reduction in aggregate value saved the Company approximately $9 million in compensation expense. Once the funding of the one-time TAP awards was established, the distribution of interests in the TAP program was methodically structured based on a balancing of several factors:

  •
  The amount of each Named Executive Officers' relative pre-Spin-Off option holdings. The Committee sought to maintain the overall alignment between the Named Executive Officers' interests in the TAP and their vested option holdings immediately before the Spin-Off. In this way, the fundamental linkage between each Named Executive Officers' alignment with shareholders was generally preserved through calibrating the TAP interests to the scope of each Named Executive Officers' pre-Spin-Off option holdings.

  •
  Each Named Executive Officer's proportionate pay in relation to the total pay of the individuals participating in the TAP. This consideration helped maintain the basic internal pay parity between the individuals participating in the TAP.

  •
  Each Named Executive Officer's proportionate targeted long-term incentive opportunities in relation to the individuals participating in the TAP. This helped to preserve the general relationship between the participants' TAP interest and their proportionate targeted long-term incentive opportunities.

  •
  The relative scope of the pay gap between each Named Executive Officer's pre-Spin-Off targeted pay and the market median level for comparable roles among the peer companies. This helped better align our Named Executive Officers' total targeted pay with the Company's pay philosophy of targeting pay at median market levels. Because the TAP awards have a three-year vesting schedule, this enhanced market alignment was achieved in a manner that also supports executive retention.

  •
  After all of the above factors were considered by the Committee, the TAP allocation was further adjusted to promote internal parity of total pay opportunities among our Named Executive Officers. This adjustment resulted in a significant reduction in the allocation derived for our CEO through the above factors, and the reduced CEO portion was allocated to other TAP participants to help foster internal pay parity.

        The resulting TAP awards for the Named Executive Officers, which vest at a rate of 33.33% per year, were as follows:

Executive	Phantom Stock Unit Awards Granted
President and Chief Executive Officer	344,828
Executive Vice President and Chief Operating Officer	103,448
Executive Vice President, Chief Financial Officer and Treasurer	86,207
Executive Vice President and Chief Development Officer	86,207
Senior Vice President and General Counsel	86,207
Senior Vice President, Regional Operations	86,207

        2015 Compensation.    For 2015, we deemed it appropriate to increase the base salary of each Named Executive Officer by 3.0%, with the exception of our General Counsel, who received an increase of 11.8% following an analysis of his compensation relative to similarly positioned executives in the Company's peer group. The 3.0% increase represents the same increase generally received by the Company's corporate staff and is consistent with national compensation trends across all industries. The overall compensation for each Named Executive Officer in 2015 is expected to be consistent with the compensation paid in 2014 (excepting the awards under TAP, which were one-time awards in 2014).

        The following table indicates the range of awards payable pursuant to the EBITDA-based annual short-term incentive for each Named Executive Officer for 2015 as a percentage of annual base salary:

Executive	2015 Threshold Bonus	2015 Target Bonus	2015 Maximum Bonus
President and Chief Executive Officer	75.0%	125.0%	175.0%
Executive Vice President and Chief Operating Officer	40.0%	85.0%	130.0%
Executive Vice President, Chief Financial Officer and Treasurer	30.0%	60.0%	90.0%
Executive Vice President and Chief Development Officer	30.0%	60.0%	90.0%
Senior Vice President, General Counsel and Secretary	25.0%	50.0%	75.0%
Senior Vice President, Regional Operations	35.0%	75.0%	115.0%

        The following table indicates the annual equity awards for each Named Executive Officer in 2015 as a percentage of annual base salary:

Executive	2015 Annual Equity Awards
President and Chief Executive Officer	200%
Executive Vice President and Chief Operating Officer	150%
Executive Vice President, Chief Financial Officer and Treasurer	135%
Executive Vice President and Chief Development Officer	100%
Senior Vice President, General Counsel and Secretary	75%
Senior Vice President, Regional Operations	60%

Employment Agreements

        During 2014, the Company entered into new severance agreements with each of its executive officers, other than Messrs. Reibstein and Fair, who entered into employment agreements during 2013. None of these contracts contain a single trigger change in control provision or a tax indemnification provision. For a detailed discussion of the terms contained in each Named Executive Officer's employment agreement (if applicable), please refer to pages 54 to 56 of this Proxy Statement.

Other Compensation Policies

        Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies generally restricting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.

        Compensation Clawback Policy.    As a highly regulated, multi-jurisdictional gaming and racing company, the Company has maintained a long-standing commitment to ensure that its executive officers adhere to the highest professional and ethical standards. Accordingly, the Company has adopted a policy pursuant to which misconduct by any executive officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation. In the event of a restatement, in light of the highly regulated nature of the Company's business, the Committee would likely pursue such remedy where appropriate, based on the facts and circumstances surrounding the restatement and existing laws. The Committee will amend the Company's clawback policy, as required, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Act.

        Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code, which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. The Company generally will be entitled to take tax deductions related to performance-based compensation or to compensation not payable until the executive leaves the Company, which may include cash incentives, stock options, restricted stock or other performance-based awards. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

        Timing of Option Grants.    In December 2006, we adopted a stock option grant procedure, pursuant to which, for annual stock option awards to eligible executive officers, the grant date will be the first trading day of the calendar year. From time to time, annual grants are made on a later date in the year as a result of the timing of the determination of the awards. In addition, with respect to executive officers subject to the reporting requirements of Section 16 of the Exchange Act, grants made by us upon commencement of employment or promotions are made on the day employment commences or the promotion is effective.

        In the case of options awarded in 2014, the grants were made on February 24, 2014, immediately after the Committee had finalized its deliberations on the appropriate pay adjustments in the wake of the Spin-Off. These deliberations required an updated assessment of the market comparability of the pay of the Named Executive Officers following the Spin-Off, together with a review of the appropriate long-term incentive award values in light of the our CEO's proposed reduction in his base salary, targeted bonus, and total targeted pay.

        All option grants, whether granted on the first trading day of the calendar year or later in the year, are priced in accordance with the terms of the applicable equity compensation plans, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

        The TAP awards were granted immediately following the completion of the Committee's review of the appropriate post-Spin-Off response to the potential value dilution of options held prior to the Spin-Off (as described under the heading "Transition Award Program" above in this CD&A). Given the multitude of factors involved in maintaining the desired alignment with shareholders' interests and in designing the TAP to balance shareholder alignment, internal pay parity, and market pay comparability, this assessment was completed in July 2014. Awards were then finalized and granted on July 23, 2014.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the "Compensation Discussion and Analysis") with the management of the Company. In addition, as discussed on page 13 of this Proxy Statement, the Committee retained the services of Exequity LLP as its independent compensation consultant in order to receive independent expert advice on executive compensation matters and guidance with respect to compensation best practices, among other things. The compensation actions taken in 2014 and described in this Compensation Discussion and Analysis were taken in consultation with, and were supported by, the Consultant.

        Based on the review and discussions described above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee of the Board of Directors
Harold Cramer, Chairman David A. Handler Barbara Shattuck Kohn

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to the Company's compensation plans and individual compensation arrangements under which the Company's equity securities have been authorized for issuance as of the fiscal year ended December 31, 2014:

	(a)	(b)	(c)*
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	6,633,622	8.12	7,262,415

*
The 2008 Plan provides that, while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, or shares issued pursuant to any other full value awards, are counted as issuing 2.44 shares of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan. Awards that are settled in cash rather than shares of stock are not counted against the limit in the 2008 Plan.

 COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2014, 2013 and 2012 by the Company's President and Chief Executive Officer, Executive Vice President, Finance, Chief Financial Officer and Treasurer, the Company's three other most highly compensated individuals serving as executive officers on December 31, 2014 and one current employee of the Company who ceased serving as an executive officer during 2014 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Bonus (5)	All Other Compensation ($)(4)	Total ($)
Timothy J. Wilmott	2014	1,288,287	4,000,005	2,501,445	1,535,248	—	102,689	9,427,674
President and Chief Executive	2013	1,447,469	2,872,082	—	782,148	—	110,548	5,212,247
Officer	2012	1,405,310	1,771,931	3,435,460	1,704,091	—	104,102	8,420,894
Jay A. Snowden	2014	716,101	1,199,997	1,088,130	602,024	—	50,066	3,656,318
Executive Vice President and	2013	570,110	597,397	—	181,213	—	33,605	1,382,325
Chief Operating Officer	2012	553,967	410,540	171,773	394,814	—	34,142	1,565,236
Saul V. Reibstein	2014	550,000	1,642,501	—	322,805	225,000	—	2,740,306
Executive Vice President,	2013	16,923	260,159	—	—	—	50,484	327,566
Chief Financial Officer and Treasurer
William J. Fair	2014	471,154	1,000,001	500,289	293,459	175,000	22,115	2,462,018
Executive Vice President and
Chief Development Officer
Carl Sottosanti	2014	410,631	1,000,001	318,935	207,867	—	28,258	1,965,692
Senior Vice President,
General Counsel and Secretary
John V. Finamore	2014	578,988	1,000,001	313,185	424,618	—	43,083	2,359,875
Senior Vice President of	2013	562,125	595,029	—	178,675	—	41,851	1,377,680
Regional Operations

(1)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718") for restricted stock awards and phantom stock unit awards. Included in Stock Awards for the year ended 2014 are phantom stock units granted on July 23, 2014 to all executive officers in connection with the TAP. Included in Stock Awards for the year 2013 are restricted stock awards granted on March 18, 2013 to all executives in lieu of options, with exception of Mr. Reibstein, who was awarded phantom stock unit awards on January 19, 2013 (as a Board member), relating to the Company's annual equity grants. Also included in Stock Awards for the year 2013 are phantom stock units for executives granted on February 24, 2014 relating to the Company's payment of the external portion of the Company's annual incentive plan for 2013. Included in Stock Awards for the year 2012 are phantom stock unit awards granted on January 29, 2013 relating to the Company's payment of the external portion of the Company's annual incentive plan for year 2012. The amounts also include the one time grants pursuant to Transition Award Program, more fully described on pages 38 to 40 of this Proxy Statement.

(2)
The amounts reflect the full grant date fair value calculated in accordance with ASC 718 for stock option awards. Assumptions used in the calculation of these amounts are described in footnote 4 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)
The amounts reflect cash payments for 2014, 2013 and 2012 pursuant to the internal measure portion of the Company's annual short-term incentive plan, which provided for the payment of incentive compensation upon the Company's achievement of pre-established adjusted EBITDA goals. Based on the Company's adjusted EBITDA performance for 2014, the executives received the threshold payout plus 96% of the difference between threshold and target payout for the annual short-term incentive bonus. Based on the Company's adjusted EBITDA performance for 2013, the executives received the threshold payout plus 27% of the difference between the threshold payout and target payout. Based on the Company's adjusted EBITDA performance for 2012, the executives received the target payout plus 85% of the difference between target and the maximum payout for the internal measure. For more information on the Company's annual short-term incentive plan, see the discussion on pages 34 through 36 of this Proxy Statement.

(4)
See All Other Compensation Table below for more information.

(5)
The amounts reflect one-time signing bonuses paid upon the commencement of employment for Mr. Reibstein and Mr. Fair of $225,000 and $175,000, respectively.

All Other Compensation Table

        The following table describes each component of the All Other Compensation column of the Summary Compensation Table for the Named Executive Officers:

Name	Year	Company Contributions to Deferred Compensation Plan ($)(1)	Company Contributions to 401(k) ($)(2)	Company- Paid Insurance Premiums ($)(3)	Other(4)	Total ($)
Timothy J. Wilmott	2014	64,414	5,200	33,075	—	102,689
	2013	72,373	5,100	33,075	—	110,548
	2012	70,266	5,000	28,836	—	104,102
Jay A. Snowden	2014	44,866	5,200			50,066
	2013	28,505	5,100	—	—	33,605
	2012	27,698	—	—	6,444	34,142
Saul V. Reibstein	2014	—	—	—		—
	2013	—	—	—	50,484	50,484
William J. Fair	2014	22,115	—	—	—	22,115
Carl Sottosanti	2014	23,058	5,200	—	—	28,258
John V. Finamore	2014	37,883	5,200		—	43,083
	2013	33,911	5,100	2,840	—	41,851

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the executive's 401(k) savings accounts.

(3)
This column reports life insurance policy premiums and other insurance premiums paid by the Company on behalf of the executive.

(4)
This column represents Board of Director compensation that Mr. Reibstein earned from January 1, 2013 through December 3, 2013. For Mr. Snowden, this column represents relocation expenses in year 2012.

2014 Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards relating to 2014 for the Named Executive Officers.

Name	Grant Date	Grant Board Approval Date	Option Awards	All Other Stock Awards: Number of Securities (#)	Grant Date Fair Value of Stock Awards ($)(1)
Timothy J. Wilmott—Awards(2)	2/24/2014	2/24/2014	505,050	—	2,501,445
Timothy J. Wilmott—Awards(3)	7/23/2014	7/23/2014	—	344,828	4,000,005
Jay A. Snowden—Awards(2)	2/24/2014	2/24/2014	219,697	—	1,088,130
Jay A. Snowden—Awards(3)	7/23/2014	7/23/2014	—	103,448	1,199,997
Saul V. Reibstein—Awards(2)	1/14/2014	1/14/2014	—	50,000	642,500
Saul V. Reibstein—Awards(3)	7/23/2014	7/23/2014	—	86,207	1,000,001
William J. Fair—Awards(2)	2/24/2014	2/24/2014	101,010	—	500,289
William J. Fair—Awards(3)	7/23/2014	7/23/2014	—	86,207	1,000,001
Carl Sottosanti—Awards(2)	2/24/2014	2/24/2014	64,394	—	318,935
Carl Sottosanti—Awards(3)	7/23/2014	7/23/2014	—	86,207	1,000,001
John V. Finamore—Awards(2)	2/24/2014	2/24/2014	63,233	—	313,185
John V. Finamore—Awards(3)	7/23/2014	7/23/2014	—	86,207	1,000,001

(1)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company expenses in its financial statements over the award's vesting period. Assumptions used in the calculation of the amounts for stock option awards are included in footnote 4 to the Company's audited financial statements beginning on page 74 of the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
Awards represent stock options and cash-settled stock appreciation rights granted to the executives as part of their annual equity incentive compensation, with the exception of Mr. Reibstein, who was granted 50,000 phantom stock units pursuant to the terms of his employment agreement. All grants vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, awards vest immediately.

(3)
These amounts reflect phantom stock unit awards pursuant to the TAP. All grants vest over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary. In the event of a change in control, awards vest immediately.

Outstanding 2014 Equity Awards at Fiscal Year-End

        The following table sets forth information concerning equity awards outstanding as of December 31, 2014 for the Named Executive Officers:

Outstanding Equity Awards (PENN):

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options:							Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($)(4)
			Option Exercise Price ($)
Name	Exercisable (#)	Unexercisable (#)(1)			Option Expiration Date	Stock Award Grant Date
Timothy J. Wilmott	186,612	—	6.96		07/08/18	10/20/10	(3)	7,617	104,581
	200,000	—	4.98		01/02/16	02/06/12	(3)	19,268	264,550
	200,000	—	6.34		01/02/17	01/29/13	(3)	27,486	377,383
	150,000	50,000	8.19		01/03/18	03/18/13	(2)	30,000	411,900
	100,000	100,000	8.88		01/03/19	02/24/14	(5)	62,368	856,313
	—	50,505	11.61	(8)	02/24/21	07/23/14	(6)	344,828	4,734,488
	—	454,545	11.61		02/24/21
Jay A. Snowden	112,500	37,500	8.88		10/11/18	02/06/12	(3)	1,141	15,666
	5,000	5,000	8.88		01/03/19	01/29/13	(3)	6,368	87,433
	—	21,970	11.61	(8)	02/24/21	03/18/13	(2)	6,000	82,380
	—	197,727	11.61		02/24/21	02/24/14	(5)	14,453	198,440
						07/23/14	(6)	103,448	1,420,341
Saul V. Reibstein						01/03/12	(3)	3,283	45,076
						02/19/13	(3)	3,818	52,421
						01/14/14	(7)	50,000	686,500
						07/23/14	(6)	86,207	1,183,622
William J. Fair	—	10,101	11.61	(8)	02/24/21	07/23/14	(6)	86,207	1,183,622
	—	90,909	11.61		02/24/21
Carl Sottosanti	17,598	—	9.70		01/01/17	10/20/10	(3)	465	6,384
	20,000	—	6.96		07/08/18	02/06/12	(3)	1,245	17,094
	30,000	—	4.98		01/02/16	01/29/13	(3)	1,776	24,384
	15,000	—	7.72		01/12/16	03/18/13	(2)	3,000	41,190
	20,000	—	6.34		01/02/17	02/24/14	(5)	4,033	55,373
	15,000	5,000	8.19		01/03/18	07/23/14	(6)	86,207	1,183,622
	10,000	10,000	8.88		01/03/19
	12,402	—	6.81		01/06/15
	—	6,439	11.61	(8)	02/24/21
	—	57,955	11.61		02/24/21
John V. Finamore	15,000	—	9.70		01/01/17	10/20/10	(3)	1,740	23,890
	40,000	—	6.96		07/08/18	02/06/12	(3)	4,402	60,439
	40,000	—	4.98		01/02/16	01/29/13	(3)	6,279	86,211
	10,000	—	7.72		01/12/16	03/18/13	(2)	6,000	82,380
	40,000	—	6.34		01/02/17	02/24/14	(5)	14,249	195,639
	30,000	10,000	8.19		01/03/18	07/23/14	(6)	86,207	1,183,622
	20,000	20,000	8.88		01/03/19
	—	7,026	11.61	(8)	02/24/21
	—	63,233	11.61		02/24/21

Outstanding Equity Awards (GLPI):

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options:						Number of Shares or Units Held that Have Not Vested (#)(10)	Market Value of Shares or Units Held that Have Not Vested ($)(4)
			Option Exercise Price ($)
Name	Exercisable (#)	Unexercisable (#)(1)(9)		Option Expiration Date	Stock Award Grant Date
Timothy J. Wilmott	246,617	—	17.34	07/08/18	10/20/10	(3)	9,577	280,989
	264,310	—	15.78	01/02/17	02/06/12	(3)	24,225	710,762
	198,233	66,077	20.40	01/03/18	01/29/13	(3)	34,557	1,013,902
	132,155	132,155	22.09	01/03/19	03/18/13	(2)	37,717	1,106,617
Jay A. Snowden	148,674	49,559	22.10	10/11/18	02/06/12	(3)	1,434	42,074
	6,608	6,608	22.09	01/03/19	01/29/13	(3)	8,006	234,896
					03/18/13	(2)	7,543	221,312
Saul V. Reibstein					01/03/12	(3)	4,127	121,086
					02/19/13	(3)	4,801	140,861
Carl Sottosanti	39,647	—	12.41	01/02/16	10/20/10	(3)	585	17,164
	15,832	—	19.22	01/12/16	02/06/12	(3)	1,566	45,946
	23,257	—	24.15	01/02/17	01/29/13	(3)	2,233	65,516
	22,008	—	17.34	07/08/18	03/18/13	(2)	3,772	110,670
	26,431	—	15.78	01/02/17
	19,823	6,608	20.40	01/03/18
	13,216	13,215	22.09	01/03/19
John V. Finamore	52,862	—	12.41	01/02/16	10/20/10	(3)	2,188	64,196
	13,216	—	19.22	01/12/16	02/06/12	(3)	5,535	162,397
	19,823	—	24.15	01/02/17	01/29/13	(3)	7,895	231,639
	52,862	—	17.34	07/08/18	03/18/13	(2)	7,543	221,312
	52,862	—	15.78	01/02/17
	39,647	13,215	20.40	01/03/18
	26,431	26,431	22.09	01/03/19

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, options vest immediately.

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted on April 15, 2011 lapse 100% on the third year anniversary of the date of grant. The forfeiture provisions on the restricted stock awards granted on March 18, 2013 and June 12, 2013 lapse 25% on each of the first, second, third and fourth anniversary of the date of grant. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Represents phantom stock unit awards. Awards granted on October 20, 2010 vest as follows: 2/9 of the aggregate award to the executive on each of the first, second and third anniversaries of the date of grant and 1/6 of the aggregate award to the executive on each of the fourth and fifth anniversaries of the date of grant. All other awards granted are scheduled to vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on phantom stock unit awards lapse immediately.

(4)
Calculated based on the closing price of the Company's common stock on December 31, 2014 ($13.73 for the Company and $29.34 for GLPI), which was the last trading day of 2014.

(5)
Represents awards for executives under the external measure of the annual incentive plan for 2013.

(6)
Represents phantom stock units issued pursuant to the TAP. These phantom stock units vest over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary. In the event of a change in control, the phantom stock units vest immediately.

(7)
Mr. Reibstein was granted 50,000 phantom stock units pursuant to the terms of his employment agreement.

(8)
Represents cash-settled stock appreciation rights. These stock appreciation rights vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the stock appreciation rights vest immediately.

(9)
Dividend equivalents on unvested GLPI stock option awards as of December 31, 2014 for each named executive officer were as follows: Mr. Wilmott, $491,615; Mr. Snowden, $139,294; Mr. Reibstein, none; Mr. Fair, none; Mr. Sottosanti, $49,161; and Mr. Finamore, $98,322.

(10)
Dividend equivalents on unvested GLPI phantom stock unit awards as of December 31, 2014 for each named executive officer were as follows: Mr. Wilmott, $298,730; Mr. Snowden, $41,253; Mr. Reibstein, $39,015; Mr. Sottosanti, $19,158; and Mr. Finamore, $68,251.

2014 Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised, restricted stock awards vested and phantom stock units awards vested during fiscal 2014 for the Named Executive Officers.

Exercises and vesting of awards (PENN):

	Option Awards		Stock Awards		Phantom Stock Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy J. Wilmott	—	—	30,728	381,164	26,413	300,432
Jay A. Snowden	—	—	2,000	24,620	3,297	39,047
Saul V Reibstein	—	—	—	—	4,162	52,545
William J. Fair	—	—	—	—	—	—
Carl Sottosanti	—	—	6,016	71,609	1,679	19,092
John V. Finamore	—	—	6,735	83,571	6,034	68,633

Exercises and vesting of awards (GLPI):

	Option Awards		Stock Awards		Phantom Stock Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Timothy J. Wilmott	264,310	5,434,296	38,633	1,692,319	33,209	1,166,914
Jay A. Snowden	—	—	2,515	208,988	4,145	151,102
Saul V Reibstein	—	—	—	—	5,232	205,046
William J. Fair	—	—	—	—	—	—
Carl Sottosanti	24,804	357,218	7,563	317,085	2,110	76,280
John V. Finamore	—	—	8,468	360,332	7,585	274,072

(1)
Values realized upon vesting of restricted stock awards and phantom stock unit awards include cash payments for dividend equivalents.

2014 Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Timothy J.Wilmott	257,657	64,414	142,334	(1,550)	3,248,167
Jay A. Snowden	107,853	44,866	25,519	(1,085)	389,417
Saul V. Reibstein	—	—	—	—	—
William J. Fair	44,231	22,115	(64)	(86)	66,197
Carl Sottosanti	48,642	23,058	71,061	(523)	987,907
John V. Finamore	227,299	37,883	77,278	(887)	2,975,814

(1)
For each executive, the executive's contribution is included in the executive's salary and/or non-equity executive compensation for 2014, as reported in the Summary Compensation Table.

(2)
For each executive, the Company's contribution is included in the executive's other compensation for 2014, as reported in the Summary Compensation Table.

(3)
Amounts reflect the change in account value during 2014. No amounts are reported in the Summary Compensation Table because the earnings were not above market or preferential.

(4)
The amount of each executive's aggregate balance at fiscal year-end that was reported as compensation in the Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)
Timothy J. Wilmott	2,785,312
Jay A. Snowden	212,265
Saul V. Reibstein	—
William J. Fair	—
Carl Sottosanti	—
John V. Finamore	2,634,242

        Penn National Gaming, Inc. Deferred Compensation Plan.    Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the plan (the "Retirement Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum annual deferrable amount is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred Compensation Plan. The Retirement Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability.

        Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years. For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement.

        Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Retirement Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a separation from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

        Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Retirement Committee. Participants may change their investment elections at any time.

Potential Payments Upon Termination or Change in Control

        The following tables describe and quantify the compensation that would become payable in the event of a termination of a Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown are estimates of amounts that would be paid to the Named Executive Officers assuming that such termination or change in control was effective as of December 31, 2014, and thus include amounts earned through such time and are based (where applicable) on the closing price of the applicable common stock on such date ($13.73 for the Company and $29.34 for GLPI). The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or change in control. For a description of the severance and change in control provisions giving rise to the payments set forth below, see pages 54 through 56 of this Proxy Statement.

Post-Employment Payments—Timothy J. Wilmott

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	4,802,872		—	4,802,872		4,802,872		—	5,570,496
Benefit Continuation(3)	—	46,823		—	46,823		46,823		—	46,823
Restricted Shares(4)	—	6,147,705		—	8,754,868		8,754,868		8,754,868	8,754,868
Unvested Stock Options(5)	—	2,846,205	(6)	—	3,381,558	(6)	3,381,558	(6)	3,381,558	3,381,558
Dividend equivalents on GLPI awards(7)	—	790,345		—	790,345		790,345		790,345	790,345
Vested Stock Options(5)	15,081,138	15,081,138		4,222,767	15,081,138		15,081,138		15,081,138	15,081,138
Vested Deferred Compensation Balance(8)	3,248,167	3,248,167		3,248,167	3,248,167		3,248,167		3,248,167	3,248,167

Total	$18,329,305	$32,963,255		$7,470,934	$36,105,771		$36,105,771		$31,256,076	$36,873,395

Post-Employment Payments—Jay A. Snowden

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)(9)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	2,353,036		—	2,353,036		2,353,036		—	2,654,048
Benefit Continuation(3)	—	26,071		—	26,071		26,071		—	26,071
Restricted Shares(4)	—	1,373,720		—	2,081,229		2,081,229		2,081,229	2,081,229
Unvested Stock Options(5)	—	845,719	(6)	—	1,078,598	(6)	1,078,598	(6)	1,078,598	1,078,598
Dividend equivalents on GLPI awards(7)	—	180,547		—	180,547		180,547		180,547	180,547
Vested Stock Options(5)	1,694,183	1,694,183		—	1,694,183		1,694,183		1,694,183	1,694,183
Vested Deferred Compensation Balance(8)	364,591	364,591		364,591	364,591		364,591		364,591	364,591

Total	$2,058,774	$6,837,867		$364,591	$7,778,255		$7,778,255		$5,399,148	$8,079,267

Post-Employment Payments—Saul V. Reibstein

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination Upon Death ($)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	1,584,208	—	1,584,208	1,584,208	—	1,745,610
Benefit Continuation(3)	—	23,850	—	23,850	23,850	—	31,800
Restricted Shares(4)	—	1,427,394	—	2,229,566	2,229,566	2,229,566	2,229,566
Unvested Stock Options(5)	—	—	—	—	—	—	—
Dividend equivalents on GLPI awards(7)	—	39,015	—	39,015	39,015	39,015	39,015
Vested Stock Options(5)	—	—	—	—	—	—	—
Vested Deferred Compensation Balance(8)	—	—	—	—	—	—	—

Total	$—	$3,074,466	$—	$3,876,639	$3,876,639	$2,268,581	$4,045,991

Post-Employment Payments—William J. Fair

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	1,481,855		—	1,481,855		1,481,855		—	1,586,918
Benefit Continuation(3)	—	11,916		—	11,916		11,916		—	15,888
Restricted Shares(4)	—	789,121		—	1,183,622		1,183,622		1,183,622	1,183,622
Unvested Stock Options(5)	—	107,071	(6)	—	214,141	(6)	214,141	(6)	214,141	214,141
Dividend equivalents on GLPI awards(7)	—	—		—	—		—		—	—
Vested Stock Options(5)	—	—		—	—		—		—	—
Vested Deferred Compensation Balance(8)	44,103	44,103		44,103	44,103		44,103		44,103	44,103

Total	$44,103	$2,434,065		$44,103#	$2,935,637		$2,935,637		$1,441,866	$3,044,672

Post-Employment Payments—Carl Sottosanti

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	949,301		—	949,301		949,301		—	1,265,734
Benefit Continuation(3)	—	19,553		—	19,553		19,553		—	26,071
Restricted Shares(4)	—	990,794		—	1,456,675		1,456,675		1,456,675	1,456,675
Unvested Stock Options(5)	—	299,342	(6)	—	367,600	(6)	367,600	(6)	367,600	367,600
Dividend equivalents on GLPI awards(7)	—	68,319		—	68,319		68,319		68,319	68,319
Vested Stock Options(5)	2,771,873	2,771,873		927,311	2,771,873		2,771,873		2,771,873	2,771,873
Vested Deferred Compensation Balance(8)	987,907	987,907		987,907	987,907		987,907		987,907	987,907

Total	$3,759,780	$6,087,089		$1,915,218	$6,621,228		$6,621,228		$5,652,374	$6,944,179

Post-Employment Payments—John V. Finamore

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	1,506,384		—	1,506,384		1,506,384		—	2,008,512
Benefit Continuation(3)	—	19,553		—	19,553		19,553		—	26,071
Restricted Shares(4)	—	1,621,812		—	2,247,529		2,247,529		2,247,529	2,247,529
Unvested Stock Options(5)	—	536,641	(6)	—	611,116	(6)	611,116	(6)	611,116	611,116
Dividend equivalents on GLPI awards(7)	—	166,573		—	166,573		166,573		166,573	166,573
Vested Stock Options(5)	4,328,953	4,328,953		1,262,321	4,328,953		4,328,953		4,328,953	4,328,953
Vested Deferred Compensation Balance(8)	2,975,814	2,634,242		2,975,814	2,634,242		2,975,814		2,975,814	2,975,814

Total	$7,304,767	$10,814,158		$4,238,135	$11,514,350		$11,855,922		$10,329,985	$12,364,568

(1)
Upon the occurrence of a change in control, stock options, phantom stock units awards, and stock appreciation right awards accelerate and the restrictions on restricted stock lapse; no termination of employment is required.

(2)
The basis for the cash severance benefit upon a termination following a change in control is the base salary for 2014 plus the highest cash bonus earned over the years 2014 and 2013.

(3)
Represents employer cost of medical and dental coverage.

(4)
Restricted stock and phantom stock unit award values were computed based on the closing stock price of the applicable common stock on December 31, 2014 ($13.73 for the Company and $29.34 for GLPI), which was the last trading day of 2014.

(5)
Amounts represent the difference between the exercise price of each Named Executive Officer's options and the closing price of the applicable common stock on December 31, 2014 ($13.73 for the Company and $29.34 for GLPI). Vested stock options issued under the 2008 Plan are cancelled when an executive is terminated for cause by the Company. However, vested options granted under the Company's prior long-term incentive plan are generally not cancelled upon a termination for cause.

(6)
Unvested options that would vest during the applicable severance period vest upon termination but may not be exercised until the time that such options would have vested had the executive continued to be employed through the applicable severance period. Restrictions lapse upon death or a change in control.

(7)
Dividend equivalents payable for GLPI option and phantom stock unit awards during severance period or following death or disability and change in control events.

(8)
Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service. However, vesting is accelerated upon death, change in control or, at the option of the committee administering the 2008 Plan, disability.

Employment Agreements

        The Company has entered into severance or employment agreements with all of its key executive officers. A majority of these agreements, including those with Messrs. Wilmott, Snowden, Finamore and Sottosanti, are severance agreements entered into during June 2014 that contain a term of two years. The Company also entered into employment agreements with Messrs. Reibstein and Fair during 2013, each of which have a term of three years. None of these agreements contain single trigger change in control or tax indemnification provisions. The Company determined to enter into these agreements in recognition of the continuing need to attract and retain experienced, proven executives (particularly in light of the increased competition for talent in its industry) and to protect the Company from certain competitive risk. The Committee plans to continue to evaluate whether and in what form to utilize severance or employment agreements in the future. For key employees with whom the Company does not seek to have severance or employment agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

Key Terms

        Term.    The term of each severance or employment agreement in effect as of December 31, 2014 is three years or less (with a majority of the agreements expiring in two years or less). The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship. For the Company, this provides stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term shareholder value.

        Termination and Restrictive Covenants.    The Company offers certain additional payments to its Named Executive Officers if the Company elects to terminate the executive's employment without "cause" or as a result of death or total disability. Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason) or if the executive is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive's agreement to comply with the restrictive covenants described below for the time period for which such payments are made. All payments are subject to forfeiture and/or clawback in the event that the executive breaches any term of the restrictive covenants.

        Each severance or employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection with regards to its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company within 150 miles of any facility in which the Company or its affiliates owns or operates or is actively seeking to own or operate a facility, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information. The Board selected the time periods for which each executive is bound by these restrictive covenants based on its determination about the extent to which such individual's tenure and knowledge of the Company could be used to adversely impact the Company's strategic plans, intellectual property or human capital. If an executive violates any of these provisions, in addition to any other legal or equitable remedies available to the Company, the executive must repay to the Company all amounts paid upon termination, forfeit any amounts then still payable in connection with such termination and, as set forth in the applicable compensation plans, forfeit all outstanding equity awards (regardless of whether such awards had vested before or after termination).

        For Mr. Reibstein and Mr. Fair, the additional payments following termination consist of a cash payment equal to (i) the greater of (x) the product of 1.5 multiplied by the annual rate of base salary in effect on the termination date or (y) if such termination takes place during the initial term, the product of the number of months remaining in the employment term multiplied by the monthly rate of base salary in effect on the termination date, plus (ii) 1.5 multiplied by the annual cash bonus that would have been paid to such executive based on the actual performance of the Company for the calendar year in which the termination occurred, paid at the time such bonuses are paid to similarly situated employees. In the case of each other applicable Named Executive Officer, additional payments consist of a cash payment equal to (i) either eighteen (18) months, in the case of Mr. Finamore and Mr. Sottosanti, or twenty-four (24) months, in the case of Mr. Wilmott and Mr. Snowden, of the executive's base salary as of such date, paid in accordance with the Company's regular payroll procedures, plus (ii) 1.5 multiplied by the annual cash bonus that would have been paid to such executive based on the actual performance of the Company for the calendar year in which the termination occurred, paid at the time such bonuses are paid to similarly situated employees. The Board selected these amounts based on the rationale that it was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants.

        Change in Control.    The Company has eliminated "single trigger" change in control provisions from its severance and employment agreements. In the event of a termination within 12 months (or 24 months in the case of Mr. Wilmott) following a change in control, each Named Executive Officer is entitled to receive a cash payment equal to two times the sum of (i) his base salary and (ii) the amount of his targeted bonus compensation, each at a rate in effect at the time of the change of control or the termination date, whichever is greater. To the extent that an executive receives a change in control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term.

        Tax Indemnity.    The Company has eliminated tax indemnification provisions from its severance and employment agreements. These tax indemnity provisions were intended to provide the executive with protection if a change in control or termination payment results in a parachute excise tax.

        In addition to the key terms relating to severance, change in control, restrictive covenants and tax indemnity provisions described above, the employment agreements with Messrs. Reibstein and Fair provides for additional compensation through participation in the Company's annual short-term incentive plan, eligibility for awards under the Company's long term incentive compensation plans then in effect and certain other benefits, including health, vacation and deferred compensation.

        The specific terms of each of the individual agreements for the Named Executive Officers who had severance or employment agreements with the Company as of December 31, 2014 are as follows:

        Timothy J. Wilmott.    On June 13, 2014, the Company entered into a severance agreement with Timothy J. Wilmott, the Company's President and Chief Executive Officer, with an initial term expiring on June 13, 2016. Mr. Wilmott's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 12 and 37 of this Proxy Statement.

        Jay A. Snowden.    On June 13, 2014, the Company entered into a severance agreement with Jay A. Snowden, the Company's Executive Vice President and Chief Operating Officer, with an initial term expiring on June 13, 2016. Mr. Snowden's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 12 and 37 of this Proxy Statement.

        Saul V. Reibstein.    On November 25, 2013, the Company entered into an employment agreement with Saul V. Reibstein, Executive Vice President, Finance, Chief Financial Officer and Treasurer, with an initial term expiring on December 3, 2016. Mr. Reibstein's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 12 and 37 of this Proxy Statement. The severance period in Mr. Reibstein's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and eighteen months.

        William J. Fair.    On December 17, 2013, the Company entered into an employment agreement with William J. Fair, the Company's Executive Vice President and Chief Development Officer, with an initial term expiring on January 6, 2016. Mr. Fair's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 12 and 37 of this Proxy Statement.

        Carl Sottosanti.    On June 13, 2014, the Company entered into a severance agreement with Carl Sottosanti, the Company's Senior Vice President, General Counsel and Secretary, with an initial term expiring on June 13, 2016. Mr. Sottosanti's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 12 and 37 of this Proxy Statement.

        John V. Finamore.    On June 17, 2014, the Company entered into a severance agreement with John V. Finamore, the Company's Senior Vice President, Regional Operations, with an initial term expiring on June 17, 2016. Mr. Finamore's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 12 and 37 of this Proxy Statement.

        The employment agreements for each Named Executive Officer are incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015.

        For purposes of the potential termination and change in control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

        Change in Control—a change in control is defined as the occurrence of one or more of the following events: (i) a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; (ii) the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; (iii) the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares, (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction and (c) at least a majority of the directors are continuing directors; or (iv) any time continuing directors do not constitute a majority of the Board.

        Good Reason—an executive officer has "good reason" if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer's compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer's travel requirements are materially increased, or (d) such officer's employment agreement is materially breached by the Company.

        Cause—the Company has "cause" if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment or severance agreement or any material Company policy, (d) misappropriates corporate funds as determined in good faith by the Audit Committee of the Board, (e) is determined by the Company to have willfully and continuously failed to perform his or her duties with the Company or (f) is determined by the Company to have willfully engaged in illegal conduct or gross misconduct which is materially injurious to the Company or one of its affiliates.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of March 20, 2015 by each person known to the Company to own beneficially more than 5% of the Company's outstanding common stock, each director and director nominee, each Named Executive Officer and all of the executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

        Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 20, 2015 are deemed outstanding for purposes of computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of March 20, 2015 (79,222,646 shares). The percentages below do not reflect the 8,624 shares of Series C Preferred Stock of the Company currently outstanding, which is the equivalent of 8,624,000 shares of non-voting common stock. If such preferred stock were taken into consideration, the percentage for each beneficial owner shown below would be lower.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Peter M. Carlino(1)(2)	7,230,327	8.99%
Richard J. Carlino(1)	6,437,123	8.07%
David E. Carlino(1)	6,507,587	8.16%
Carlino Family Trust(1)	6,013,129	7.54%
Harold Cramer(1)	6,460,536	8.10%
David A. Handler	150,000	*
John M. Jacquemin	133,595	*
Barbara Shattuck Kohn(3)	55,007	*
Ronald J. Naples	—	*
Timothy J. Wilmott(4)(5)	1,283,705	1.61%
Jay A. Snowden(4)(5)	189,731	*
Saul V. Reibstein(5)(6)	10,950	*
William J. Fair (4)(5)	22,728	*
Carl Sottosanti (4)(5)	180,982	*
John V. Finamore(4)(5)	283,142	*
All executive officers and directors as a group (12 persons)(4)(5)	9,339,220	11.38%
PAR Investment Partners, L.P.(7)	7,859,300	9.86%
Baron Capital Group, Inc.(8)	7,764,735	9.74%
Balyasny Asset Management L.P.(9)	4,788,711	6.01%
BlackRock, Inc.(10)	4,437,038	5.57%
Vanguard Group, Inc.(11)	4,116,030	5.16%

*
Less than 1%.

 Notes to Security Ownership of Principal
Shareholders and Management Table

1.
The number of shares shown in the table includes (i) 6,013,129 shares of the Company's common stock owned by an irrevocable trust (the "Carlino Family Trust") for the benefit of Peter D. Carlino (who passed away in November 2013) and Peter D. Carlino's children, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and (ii) 365,212 shares owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and Peter D. Carlino's children. Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and for all matters for the Residuary Trust. The Carlino Family Trust has pledged an aggregate of 1 million shares as security for loans to the trust and for the benefit of the trust beneficiaries.

2.
The number of shares in the table includes (i) 6,378,341 shares in the aggregate owned by the Carlino Family Trust and the Residuary Trust, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and shared investment power and shared voting power with respect to certain matters and (ii) 725,223 shares that may be acquired by Mr. Carlino upon the exercise of outstanding options.

3.
The number of shares in the table includes 2,000 shares owned by Ms. Shattuck Kohn's spouse, as to which shares Ms. Shattuck Kohn disclaims beneficial ownership.

4.
The number of shares in the table includes shares that may be acquired upon the exercise of outstanding options, as follows: Mr. Wilmott, 1,050,249 shares; Mr. Snowden, 169,432, shares; Mr. Fair, 22,728; Mr. Sottosanti, 164,489; Mr. Finamore, 230,809 shares; and all executive officers and directors as a group, 2,375,557 shares.

5.
The number of shares in the table includes restricted shares, for which each of the following has voting rights but his disposition rights are currently restricted, as follows: Mr. Wilmott, 20,000 shares; Mr. Snowden, 4,000, shares; Mr. Sottosanti, 2,000; Mr. Finamore, 4,000 shares; and all executive officers and directors as a group, 30,000 shares.

6.
The number of shares in the table includes 150 shares owned by Mr. Reibstein's spouse, as to which shares Mr. Reibstein disclaims beneficial ownership.

7.
Based on its Schedule 13G/A filed with the SEC on February 17, 2015, the number of shares in the table includes shares beneficially owned as of December 31, 2014 by PAR Investment Partners, L.P. and its affiliates, PAR Group, L.P. and PAR Capital Management, Inc. The address of PAR Investment Partners, L.P. is One International Place, Suite 2401, Boston, MA 02110.

8.
Based on its Schedule 13G/A filed with the SEC on February 17, 2015, the number of shares in the table includes shares beneficially owned as of December 31, 2014 by Baron Capital Group, Inc. and its affiliates, BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

9.
Based on its Schedule 13G/A filed with the SEC on February 13, 2015, the number of shares in the table includes shares beneficially owned as of December 31, 2014 by Balyasny Asset Management L.P. and its affiliates, Atlas Master Fund, Ltd., Atlas Global, LLC, Atlas Global Investments, Ltd., Atlas Institutional Fund, LLC, Atlas Institutional Fund, Ltd., Atlas Institutional Fund II, LLC, Atlas Institutional Fund II, Ltd., Atlas Global Japan Unit Trust, Atlas Enhanced Master Fund, Ltd., Atlas Enhanced Fund, L.P., Atlas Enhanced Fund, Ltd., Lyxor/Balyasny Atlas Enhanced Fund Limited, BAM Zie Master Fund, Ltd., BAM Zie Fund, LLC, BAM Zie Fund, Ltd. and Dmitry Balyasny. The address of Balyasny Asset Management L.P. is 181 West Madison, Suite 3600, Chicago, IL 60602.

10.
Based on its Schedule 13G filed with the SEC on February 3, 2015, the number of shares in the table includes shares beneficially owned as of December 31, 2014 by BlackRock, Inc. and its affiliates, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Life Limited. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

11.
Based on its Schedule 13G filed with the SEC on February 11, 2015, the number of shares in the table includes shares beneficially owned as of December 31, 2014 by Vanguard Group, Inc. and its affiliates, Vanguard Fiduciary Trust Company and Vanguard Investment Australia, Ltd.. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

TRANSACTIONS WITH RELATED PERSONS

        The Company currently leases 49,928 square feet of executive office and warehouse space for buildings in Wyomissing, Pennsylvania from affiliates of its Chairman of the Board of Directors. Rent expense for the years ended December 31, 2014, 2013 and 2012 amounted to $1.1 million, $1.1 million and $1.0 million, respectively. The leases for the office space all expire in May 2019, and the lease for the warehouse space expired in July 2013 and was extended on a month to month basis. The future minimum lease commitments relating to these leases at December 31, 2014 equaled $5.2 million.

        Eric Schippers, the Senior Vice President of Public Affairs & Government Relations of the Company, is the son-in-law of our Chairman. Mr. Schippers joined the Company in 2003. From 1998 to 2003, Mr. Schippers was President of the Alexandria, Virginia-based Center for Individual Freedom, a non-partisan constitutional advocacy group. Mr. Schippers has also worked for Burson Marsteller, one of the world's largest international public relations firms, representing numerous Fortune 500 clients in the areas of media relations, public affairs, crisis communications and constituency relations. For 2014, Mr. Schippers received a salary of $382,454, a bonus of $237,058, an award of 52,153 options, an award of 5,795 stock appreciation rights and an award of 86,207 phantom stock units pursuant to the TAP.

Review and Approval of Transactions with Related Persons

        Pursuant to the terms of its charter, the Company's Audit Committee reviews and pre-approves all conflicts of interest and related party transactions. For purposes of the Audit Committee's review, related party transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. The Company's Code of Conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit Committee. For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit Committee. In terms of standards applied by the Audit Committee in reviewing related party transactions, a director will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders, based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

        Currently, the policy to review related party transactions is evidenced in the Audit Committee charter, the Company's Code of Conduct and the Company's Corporate Governance Guidelines, and certain of the procedures followed in considering related party transactions are based on past practice and the advice of counsel.

Compensation Committee Interlocks and Insider Participation

        During 2014, the members of the Company's Compensation Committee were Messrs. Cramer and Handler and Ms. Shattuck Kohn. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of Jane Scaccetti (Chair), Harold Cramer, John M. Jacquemin and Barbara Shattuck Kohn, all of whom are independent directors under the NASDAQ Rules. The Audit Committee operates under a written charter adopted by the Board of Directors that complies with the NASDAQ Rules and is available at www.pngaming.com/About.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company's independent registered public accounting firm (the "independent accounting firm"). The independent accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In addition, the independent accounting firm will express its own opinion on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

        The Audit Committee members are not professional accountants, and their functions are not intended to duplicate or attest as to the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

        In this context, the Audit Committee met and held numerous discussions with management and the independent accounting firm during 2014. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by the PCAOB Accounting Standard No. 16 Communications with Audit Committee.

        The independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accounting firm and the Audit Committee's review of the representations of management and the report of the independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015.

Audit Committee of the Board of Directors
Jane Scaccetti, Chair John M. Jacquemin Harold Cramer Barbara Shattuck Kohn

OTHER MATTERS

        The Company is mailing to all shareholders of record as of the close of business on April 17, 2015 a copy of its Annual Report for the year ended December 31, 2014 and a proxy card together with this Proxy Statement, or the Notice containing instructions on how to access this proxy statement and our annual report and how to vote online. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's common stock and any other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all of its executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them during 2014, except for one late Form 4 filing for each of Mr. Reibstein and Mr. Thomas P. Burke (a former officer of the Company).

Advance Notice Provision

        Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company's common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company's Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 nor more than 150 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, proposals with respect to the 2016 annual meeting must be delivered between January 19, 2016 and February 18, 2016. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

Shareholder Proposals

        Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2016 may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than December 30, 2015. Proposals should be sent to the Company's principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

        Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the 2015 Annual Report for the year ended December 31, 2014 in accordance with a notice delivered from such shareholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as

"householding," is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

By Order of the Board of Directors,
Carl Sottosanti
April 28, 2015	Senior Vice President, General Counsel and Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M89481-P64032 ! ! ! ! ! ! ! ! ! For All Withhold All For All Except ! For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. PENN NATIONAL GAMING, INC. 825 BERKSHIRE BLVD. SUITE 200 WYOMISSING, PA 19610 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PENN NATIONAl GAMING, INC. 2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year. 3. Advisory vote to approve the compensation paid to the Company's named executive officers. For address changes/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 01) David A. Handler 02) John M. Jacquemin 1. Election of two Class I directors to serve until the 2018 Annual Meeting of Shareholders or until their respective successors are elected and qualified to serve. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3: Nominees:

M89482-P64032 Address changes/comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PENN NATIONAL GAMING, INC. ANNUAL MEETING OF SHAREHOLDERS, JUNE 17, 2015 The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Peter M. Carlino and Timothy J. Wilmott, and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the "Company"), which the shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders thereof to be held on June 17, 2015 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM NOS. 2 AND 3, AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY.